Exhibit 10.29
FINANCING AGREEMENT
Dated as of March 30, 2007
by and among
LOUD TECHNOLOGIES INC.,
as US Borrower,
GRACE ACQUISITIONCO LIMITED,
as UK Borrower,
THE SUBSIDIARIES OF US BORROWER PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
AND
ABLECO FINANCE LLC,
as Collateral Agent and as Administrative Agent,

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TABLE OF CONTENTS
(continued)

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FINANCING AGREEMENT
     Financing Agreement, dated as of March 30, 2007, by and among LOUD TECHNOLOGIES INC., a Washington corporation (“Parent” or “US Borrower”), and GRACE ACQUISITIONCO LIMITED, a company incorporated under the laws of England and Wales with registered number 06078534 (“UK Borrower”), each subsidiary of the Parent listed on the signature pages hereto, the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).
RECITALS
     Parent has asked the Lenders to extend a credit facility of $112,000,000 (the “Maximum Credit Facility Amount”) consisting of (a) a term loan A to US Borrower in the original principal amount of $20,000,000 (b) a term loan B to US Borrower in the original principal amount of $40,000,000 and a term loan B to UK Borrower in the original principal amount of $30,000,000, (c) a term loan C to US Borrower in the original principal amount of $12,000,000 and (d) a revolving credit facility to US Borrower in an aggregate principal amount not to exceed $10,000,000 at any time outstanding. The proceeds of the term loans described above that are made to the UK Borrower shall be used to finance the Acquisition (as hereinafter defined), to refinance exiting indebtedness of Target (as defined below) and its Subsidiaries and to pay fees and expenses incurred in connection herewith or therewith. The proceeds of the term loans described above that are made to the US Borrower and the loans made under the revolving credit facility to US Borrower shall be used to refinance existing indebtedness of the US Borrower and its Subsidiaries, and for general working capital purposes of US Borrower and its Subsidiaries. The Lenders are severally, and not jointly, willing to extend such credit to the US Borrower and the UK Borrower subject to the terms and conditions hereinafter set forth.
     In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
     “Ableco” has the meaning specified therefor in the preamble hereto.

     “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.
     “Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in Article 9 of the Code), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.
     “Acquisition” means the acquisition by the UK Borrower of all of the issued and outstanding Capital Stock of the Target pursuant to the terms of the Acquisition Agreement.
     “Acquisition Agreement” means that certain Share Purchase Agreement, dated as of March 6, 2007, by and among the Parent, UK Borrower and Sellers, as amended from time to time prior to the UK Term Loan B Effective Date with the consent of the Collateral Agent.
     “Acquisition Documents” means the Acquisition Agreement and all other documents and agreements executed and delivered in connection therewith.
     “Action” has the meaning specified therefor in Section 12.12.
     “additional amount” has the meaning specified therefor in Section 2.08(a)
     “Administrative Agent” has the meaning specified therefor in the preamble hereto.
     “Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
     “Administrative Borrower” has the meaning specified therefor in Section 12.20.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.
     “After Acquired Property” means any fee interest in real property acquired by the Parent or any of its Subsidiaries after the date hereof with a Current Value in excess of $100,000.
     “Agent” and “Agents” have the respective meanings specified therefor in the preamble hereto.

     “Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
     “Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.
     “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president, or executive or senior vice president of such Person.
     “Availability” means, at any time, the difference between (i) the lesser of (A) the Borrowing Base, and (B) the Total Revolving Credit Commitment, and (ii) the aggregate outstanding principal amount of all Revolving Loans.
     “Bank of Montreal Letter Agreement” means that certain letter agreement dated as of the UK Term Loan B Effective Date by and among the Bank of Montreal, Administrative Agent and each Borrower, which is in form and substance satisfactory to the Agents.
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.
     “Base LIBOR Rate” means the greater of (a) 4.75 percent per annum, and (b) the rate per annum, determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.
     “Blocked Account” has the meaning specified therefor in Section 8.01(a).
     “Blocked Account Bank” has the meaning specified therefor in Section 8.01(a).
     “Board” means the Board of Governors of the Federal Reserve System of the United States.
     “Book Value” means, with respect to any Inventory of any Person, the lower of (i) cost (as reflected in the general ledger of such Person before customary (but not extraordinary) reserves established by such Person in good faith and in accordance with GAAP) and (ii) market value, in each case, determined in accordance with GAAP calculated on a first-in first-out basis.
     “Borrowers” means US Borrower and UK Borrower.
     “Borrowing Base” means, as of any date of determination, the difference between (a) the sum of (i) up to 80% of the value of the Net Amount of Eligible Accounts Receivable at such time, plus (ii) up to 50% of the Book Value of the Eligible Inventory at such time and (b) such reserves as the Administrative Agent may deem appropriate in the exercise of its business judgment based upon the lending practices of the Administrative Agent.
     “Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Administrative Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit B-1.
     “Borrowing Base Participants” means (a) prior to the Whitewash Completion Date, US Borrower, and (b) from and after the Whitewash Completion Date, US Borrower and Martin.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in U.S. Dollar deposits in the London interbank market.
     “Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person; provided, however, that the following shall not constitute “Capital Expenditures”: (a) expenditures to the extent that they are financed with the Net Cash Proceeds of the sale by Parent of its Capital Stock, and (b) expenditures to the extent that they are made with proceeds from sale of equipment of a Loan Party, proceeds of casualty insurance with respect to equipment of a Loan Party, or with the portion of any trade-in of equipment of a Loan Party.
     “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
     “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
     “Carry-Over Amount” has the meaning specified therefor in Section 7.03(d).

     “Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.
     “CFC” means a controlled foreign corporation (as that term is defined in the IRC).
     “Change in Law” has the meaning specified therefor in Section 4.05(a).
     “Change of Control” means each occurrence of any of the following:
          (a) the Permitted Holder shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, of more than 50% of the aggregate outstanding voting power of the Capital Stock of the Parent,
          (b) the Parent ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock of the Subsidiaries of Parent (as of the Effective Date), unless otherwise permitted hereunder,
          (c) at any time the Permitted Holder ceases to have the power to appoint, or ceases to have appointed within 10 Business Days of the applicable vacancy, a majority of the individuals who compose the Board of Directors of the Parent, or
          (d) (i) the Parent consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person (other than the grant of a Lien in and to its assets pursuant to the Loan Documents), or (ii) any entity consolidates with or merges into the Parent, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Capital Stock of the Parent is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holder has beneficial ownership in the aggregate of more than 50% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.
     “Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
     “Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person in favor of Collateral Agent, as security for all or any part of the Obligations.
     “Collateral Agent” has the meaning specified therefor in the preamble hereto.
     “Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

     “Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment, Term Loan A Commitment, US Term Loan B Commitment, UK Term Loan B Commitment, and Term Loan C Commitment.
     “Companies Act” means the Companies Act 1985 of the United Kingdom (as amended or otherwise re-enacted from time to time).
     “Consolidated EBITDA” means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period (in each case calculated on a consolidated basis in accordance with GAAP): (i) Consolidated Net Interest Expense, (ii) income tax expense (including, without limitation, franchise and foreign withholding taxes and any State business, unitary, gross receipts or similar tax), (iii) depreciation expense, (iv) amortization expense, (v) to the extent actually paid during such period, fees and expenses related to the consummation of the transactions contemplated to be closed on the Effective Date under this Agreement and the transactions contemplated by the Acquisition Agreement, (vi) management fees paid during such period pursuant to the Management Agreement, (vii) non-cash restructuring charges relating to the Transaction, (h) expenses relating to implementation of FAS 123R with respect to the issuance of Capital Stock pursuant to the Stock Option Plans, (viii) restructuring and charges (including severance expenses) incurred during Parent’s 2007 Fiscal Year, in an aggregate amount not to exceed $2,004,000, (ix) payments made during Parent’s 2007 Fiscal Year with respect to leases for locations not being used by any Loan Party, in an aggregate amount not to exceed $120,000, (x) non-cash purchase accounting adjustments, (xi) deferred financing fee expenses to the extent not included in Consolidated Net Interest Expense, (xii) to the extent not capitalized, the out of pocket expenses, fees, and charges incurred by UK Borrower for services performed by a third party in connection with the Acquisition no later than 75 days after the consummation of such Acquisition, to the extent such expenses, fees, and charges are actually paid and (xiii) solely with respect to the 2007 Fiscal Year, to the extent that the Consolidated EBITDA of the UK Loan Parties calculated in accordance with UK GAAP for such period exceeds the Consolidated EBITDA of the UK Loan Parties calculated in accordance with GAAP for such period (in each case, calculated without giving effect to this clause (b)(xiii) and clause (c) of this definition below), the amount of such excess, minus (c) solely with respect to the 2007 Fiscal Year, to the extent that the Consolidated EBITDA of the UK Loan Parties calculated in accordance with GAAP for such period exceeds the Consolidated EBITDA of the UK Loan Parties calculated in accordance with UK GAAP for such period (in each case, calculated without giving effect to this clause (c) and clause (b)(xiii) of this definition above), the amount of such excess.
     “Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness for borrowed money or letters of credit of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Parent and its Subsidiaries, the Revolving Loans, the Term Loans, and the amount of their Capitalized Lease Obligations.

     “Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-cash non-recurring gains or non-cash losses or non-cash gains or losses from Dispositions, (b) non-cash restructuring charges, (c) non-cash effects of discontinued operations, (d) interest that is paid-in-kind, and (e) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.
     “Consolidated Net Interest Expense” means, with respect to any Person for any period, gross cash interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross cash interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross cash interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross cash interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
     “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
     “Control Agreement” means a control agreement, or charge over account, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by a Loan

Party, the Collateral Agent and the applicable securities intermediary with respect to a securities account or a bank with respect to a deposit account.
     “Credit Parties” means Parent and each of its Subsidiaries (including Target and its Subsidiaries).
     “Current Value” has the meaning specified therefor in Section 7.01(o).
     “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     “Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired, but exclusive of the issuance of Capital Stock by such Person) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.
     “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of any Person that is not a CFC.
     “Effective Date” means the date, on or before March 31, 2007, on which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived.
     “Eligible Accounts Receivable” means the Accounts Receivable of the Borrowing Base Participants which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment. In general, an Account Receivable may, in the sole and absolute discretion of the Administrative Agent, be deemed to be eligible if: (i) delivery of the merchandise or the rendition of the services has been completed with respect to such Account Receivable and the Account Receivable has not resulted from a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional; (ii) no return, rejection, repossession or dispute has occurred with respect to such Account Receivable, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account Receivable, and there has not occurred any extension of the time for payment with respect to such Account Receivable without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (ii); (iii) such Account Receivable is lawfully owned by the applicable Borrowing Base Participant free and clear of any Lien (other than (A) the Liens in favor of the Collateral Agent for the benefit of the Agents and the Lenders and (B) Permitted Liens that have priority over the Collateral Agent’s Liens under applicable law so long as the Administrative Agent has imposed a reserve against the Borrowing Base in an amount equal to the Indebtedness secured by such Liens) and otherwise continues to be in conformity with all representations and warranties made by the Loan Parties to the Agents and the Lenders with respect thereto in the Loan Documents; (iv) such Account Receivable is not evidenced by a promissory note, chattel paper or any other instrument or other document; (v) no more than 60 days have elapsed from the invoice due date and no more than 90 days have elapsed from the invoice date with respect to such Account Receivable; (vi) such Account Receivable is not due from an Affiliate of the US Borrower (exclusive of another portfolio company controlled by Sun or one of its Affiliates, so long as such sale is on an arm’s length basis and so long as such portfolio company has executed any and all documentation reasonably requested by one or more of the Agents); (vii) the Account Debtor with respect to such Account Receivable is not a supplier to or creditor of the Borrowing Base Participants; provided, however, that in the event that an Account Debtor is a supplier to or creditor of the Borrowing Base Participants such Account Receivable will be eligible under this clause if the Account Debtor has executed a non-offset letter satisfactory to the Administrative Agent; provided further, however, that if such an Account Debtor has not executed a non-offset agreement, Administrative Agent, in its discretion, may include as eligible the net amount due from such Account Debtor to the Borrowing Base Participants; (viii) not more than 50% of the aggregate amount of all Accounts Receivable of the applicable Account Debtor with respect to its Account Receivable have remained unpaid 60 days past their respective invoice due dates or 90 days past their respective invoice dates; (ix) the Account Debtor with respect to such Account Receivable (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (B) has not failed, suspended business operations, or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (C) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs, or (D) in the case of an Account Debtor who is an individual, is not an employee of any Borrowing Base Participant or any of its Affiliates and has not died or been declared incompetent; (x) the Administrative Agent is, and continues to be, reasonably satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in its reasonable discretion, that the prospect of collection of such Account Receivable is not impaired for any reason; (xi) the aggregate amount of all obligations owed to the Borrowing Base Participants by the Account Debtor with respect to such Account Receivable do not exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its sole and absolute discretion if the creditworthiness of such Account Debtor materially deteriorates) of all Eligible Accounts Receivable, to the extent of the obligations owing by such Account Debtor that is less than or equal to such percentage; provided, however, that, in each case, the amount of Accounts Receivable that are included because they do not exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts Receivable prior to giving effect to any eliminations based upon the foregoing concentration limit; and (xii) the Account Receivable does not represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrowing Base Participant of the subject contract for goods or services.
     “Eligible Inventory” means all Inventory consisting of finished goods and raw materials of the Borrowing Base Participants that meets all of the following specifications: (i) such Inventory is lawfully owned by the applicable Borrowing Base Participant free and clear of any existing Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by the Loan Parties to the Agents and the Lenders with respect thereto in the Loan Documents; (ii) such Inventory is not held on consignment and may be lawfully sold; (iii) the applicable Borrowing Base Participant has the right to grant Liens on such Inventory; (iv) such Inventory arose or was acquired in the ordinary course of the business of the Borrowing Base Participants and does not represent damaged, obsolete, or non-salable goods; (v) no Account Receivable or document of title has been created or issued with respect to such Inventory; (vi) such Inventory is located in one of the locations in one of the continental United States or in the United Kingdom listed on Schedule 6.01(ff) (as such schedule may be amended from time to time in accordance with the provisions of Section 6.01(ff)) or such other locations in the continental United States or in the United Kingdom as the Collateral Agent may approve in writing from time to time; (vii) if such Inventory consists of finished goods Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a licensed copyright (A) the Collateral Agent shall have entered into a waiver letter, in form and substance satisfactory to the Collateral Agent, with the licensor with respect to the rights of the Collateral Agent to use the licensed trademark or copyright to sell or otherwise dispose of such Inventory, or (B) the Collateral Agent shall otherwise be satisfied, in its sole discretion, that the Collateral Agent has rights to sell or dispose of such Inventory; (viii) the Inventory is not work-in-process, supplies or packaging; and (ix) such Inventory is and at all times shall continue to be acceptable to the Administrative Agent in its reasonable business judgment.
     “Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Credit Party or any of its ERISA Affiliates.
     “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Credit Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Credit Party or any of its Subsidiaries or any predecessor in interest.
     “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority in the United States, the United Kingdom or elsewhere imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

     “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to the liability or potential liability of any Credit Party with respect to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Credit Party or any of its Subsidiaries or (ii) any Real Property which received Hazardous Materials generated by any Credit Party or any of its Subsidiaries.
     “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.
     “Event of Default” means any of the events set forth in Section 9.01.
     “Excess Amount” has the meaning specified therefor in Section 7.03(d).
     “Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated Net Income of such Person and its Subsidiaries for such period, plus (without duplication of any amounts constituting a mandatory prepayment and actually paid and the following) (ii) the sum of (A) non cash items of such person and its Subsidiaries that reduce Consolidated Net Income for such period, including non-cash restructuring charges, (B) depreciation and amortization (C) interest not payable in cash and amortization of unamortized loan fees and (D) the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period minus (iii) the sum of (A) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with Section 2.05(d)(ii), and (z) any proceeds of related financings (other than Loans) with respect to such expenditures) made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (B) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period and (C) all principal payments made in respect of Indebtedness (other than the Term Loans and the Revolving Loans) of such Person or any of its Subsidiaries during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in the Wall Street Journal (Eastern Edition) on the date of determination (which shall be a Business Day on which the Wall Street Journal (Eastern Edition) is published), expressed as the number of units of such other currency per one Dollar.
     “Existing ISIS Lenders” means the lenders party to the Existing ISIS Loan Stock.
     “Existing ISIS Loan Stock” means the ‘A’ loan stock instrument dated 13 August 2003 between Martin and ISIS Equity Partners Plc.
     “Existing Loud Credit Facilities” means that certain Credit Agreement, dated as of August 29, 2005, among LOUD Technologies Inc., St. Louis Music, Inc., Merrill Lynch Capital, ING Capital LLC, and additional lenders from time to time party thereto, and that certain Securities Purchase Agreement, dated as of August 29, 2005 among LOUD Technologies, Inc., St. Louis Music, Inc., the other guarantors from time to time thereto, and OCM Mezzanine Fund, L.P.
     “Existing Loud Lenders” means the lenders party to either Existing Loud Credit Facility.
     “Existing Martin Credit Facility” means a £3,500,000 credit facility dated 13 August 2003 between, among others, Martin and National Westminster Bank Plc.
     “Existing Martin Lenders” means the lenders party to the Existing Martin Credit Facility.
     “Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including (i) if an Event of Default has occurred and is continuing, foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (excluding, so long as no Event of Default has occurred and is continuing, business interruption and key man life insurance proceeds), (iv) proceeds of judgments, proceeds of settlements or other consideration of any kind received in connection with any cause of action (excluding, so long as no Event of Default has occurred and is continuing, any portion thereof that represents out-of-pocket losses by such Person), (v) proceeds of condemnation awards (and payments in lieu thereof) (excluding, so long as no Event of Default has occurred and is continuing, any portion thereof that represents out-of-pocket losses by such Person), (vi) indemnity payments (excluding, so long as no Event of Default has occurred and is continuing, any portion thereof that represents the reimbursement of actual out-of-pocket losses by such Person) and (vii) any purchase price adjustment received in connection with any purchase agreement, except to the extent such purchase price adjustment is used to pay (within 180 days after the Effective Date unless contested, in which case, until the resolution of such contest) taxes, Indebtedness or other costs, in each, case related to the Acquisition.
     “Facility” means each of the parcels of real property identified on Schedule F-1 attached hereto, including all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain fee letter, dated as of even date herewith, among the Borrowers and the Collateral Agent.
     “Field Survey and Audit” means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners or appraisers selected by the Collateral Agent.
     “Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement.
     “Final Maturity Date” means March 30, 2012, or such earlier date on which (a) the Total Revolving Credit Commitment is terminated for any reason or (b) all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 9.01.
     “Financial Statements” means (a) (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2005, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the twelve months ended December 31, 2006 and the related consolidated statement of operations, shareholder’s equity and cash flows for the twelve months then ended, and (iii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the two months ended February 28, 2007, and the related consolidated statement of operations, shareholder’s equity and cash flows for the two months then ended, and (b) the audited consolidated balance sheet of the Target and its Subsidiaries for the fiscal year ended June 30, 2006, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Target and its Subsidiaries for the seven months ended January 31, 2007, and the related consolidated statement of operations, shareholder’s equity and cash flows for the seven months then ended.
     “Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.
     “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) the Consolidated EBITDA of such Person and its Subsidiaries for such period, minus the sum of (A) Capital Expenditures made by such Person and its Subsidiaries during such period plus (B) all income tax liabilities (after the application of any refunds or credits) of such Person and its Subsidiaries that accrued during such period, to the extent that such amount is greater than zero to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid during such period (excluding the amount of any prepayments of such Indebtedness that were made in prior periods), plus (B) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (C) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of the Parent, dividends or distributions paid to the Parent or its wholly-owned Subsidiaries) during such period.
     “Foreign Guaranteed Obligations” has the meaning specified therefor in Section 11.01(b).
     “Foreign Guarantor” means each Foreign Loan Party other than UK Borrower.
     “Foreign Loan Party” means (a) prior to the Whitewash Completion Date, each Loan Party that is not a US Loan Party, other than Martin and Martin Distribution, and (b) from and after the Whitewash Completion Date, each Loan Party that is not a US Loan Party (including Martin and Martin Distribution).
     “Funding Losses” has the meaning specified therefor in Section 2.04(d)(ii)(B).
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis; provided, however, that for the purpose of Section 7.03 and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements; provided further, however, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03, the Collateral Agent and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 shall be calculated as if no such change in GAAP had occurred.
     “Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guaranteed Obligations” has the meaning specified therefor in Section 11.01(b).
     “Guarantor” and “Guarantors” (i) include each Person identified as a US Guarantor or a Foreign Guarantor on the signature pages to this Agreement, and (ii) include each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.
     “Guaranty” means (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, and (ii) each other guaranty made by any other Guarantor in favor of the

Collateral Agent for the benefit of the Agents and the Lenders pursuant to the requirements of Section 7.01(b) or otherwise.
     “Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a hazardous material, contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, solid waste, or dangerous good under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any hazardous material, contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, solid waste, or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.
     “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
     “Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
     “Holdout Lender” has the meaning specified therefor in Section 10.10.
     “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as in effect as of the Effective Date.
     “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not past due for more than 90 days after the date such payable was created (unless being contested in good faith by appropriate proceedings); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all unpaid reimbursement obligations and liabilities of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
     “Increased Cost Lender” has the meaning specified therefor in Section 10.10.
     “Indemnified Matters” has the meaning specified therefor in Section 12.15.
     “Indemnitees” has the meaning specified therefor in Section 12.15.
     “Individual Loan Party Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, or financial condition of any Loan Party or the Loan Parties, (ii) the ability of any Loan Party or the Loan Parties taken as a whole to perform any of their obligations under the Loan Documents, (iii) the legality, validity or enforceability of this Agreement or any other material Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document taken as a whole, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral (other than an item or items of Collateral having an aggregate fair market value of less than $1,000,000).
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Intercompany Loan Agreement” means that certain intercompany loan agreement by and among US Borrower, UK Borrower and Martin evidencing the amounts loaned by US Borrower to UK Borrower and Martin from and after the Effective Date, and which is on terms and conditions that are satisfactory to Collateral Agent.

     “Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by each of the Loan Parties, substantially in the form of Exhibit I-1.
     “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, 3, or 6 months thereafter; provided, however, that (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (iii)-(v) below) to the next succeeding Business Day, (ii) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (iii) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iv) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (v) the Administrative Borrower may not elect an Interest Period which will end after the Final Maturity Date.
     “Inventory” means, with respect to any Person, all of each of such Person’s now owned or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.
     “IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
     “Lease” means any lease of real property to which any Credit Party or any of its Subsidiaries is a party as lessor or lessee.
     “Lender” and “Lenders” have the meanings specified therefor in the preamble hereto.
     “Lender Group” means, individually and collectively, each of the Lenders and each of the Agents.
     “Liabilities” has the meaning specified therefor in Section 2.07.
     “LIBOR Deadline” has the meaning set forth in Section 2.04(d)(ii)(A).
     “LIBOR Notice” means a written notice in the form of Exhibit L-1.
     “LIBOR Option” has the meaning specified therefor in Section 2.04(d)(i).
     “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Administrative Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     “LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.
     “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
     “Loan” means any US Term Loan or any Revolving Loan made by an Agent or a Lender to US Borrower or UK Term Loan B made by an Agent or a Lender to UK Borrower, in each case pursuant to Article II hereof.
     “Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to any Borrower, in which such Borrower will be charged with all Loans made to, and all other Obligations incurred by, such Borrower.
     “Loan Document” means this Agreement, any Control Agreement, the Fee Letter, the UK Funds Flow Agreement, the US Funds Flow Agreement, the Intercompany Subordination Agreement, any Guaranty, any Security Agreement, any Mortgage, any Filing Authorization Letter, the UK Security Documents, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.
     “Loan Party” means any Borrower, any US Guarantor or any Foreign Guarantor.
     “Losses” has the meaning specified therefor in Section 12.15.
     “Management Agreement” means the Management Services Agreement, dated as of February 21, 2003, by and between Sun and the Parent, as in effect on the Effective Date.
     “Martin” means Martin Audio Limited, a company incorporated under the laws of England and Wales with registered number 04824341.
     “Martin Distribution” means Martin Audio Distribution Limited, a company incorporated under the laws of England and Wales with registered number 01046114.
     “Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, or financial condition of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform any of their obligations under the Loan Documents, (iii) the legality, validity or enforceability of this Agreement or any other material Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral (other than an item or items of Collateral having an aggregate fair market value of less than $1,000,000).

     “Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (ii) all other contracts or agreements the loss of which could reasonably be expected to result in a Material Adverse Effect on such Person (viewed on a consolidated basis with its parent and subsidiary companies).
     “Maximum Credit Facility Amount” has the meaning specified therefor in the recitals hereto.
     “Maximum Judgment Amount” has the meaning specified therefor in Section 9.01(k).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.
     “Net Amount of Eligible Accounts Receivable” means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.
     “Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses and transaction or underwriting fees related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries (other than a portfolio company controlled by Sun or any of its Affiliates), and (y) properly attributable to such transaction or to the asset that is the subject thereof.
     “New Lending Office” has the meaning specified therefor in Section 2.08(d).
     “New Subsidiary” has the meaning specified therefor in Section 7.02(b).
     “Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).
     “Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).
     “Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations include (a) the UK Obligations, (b) the US Obligations, (c) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest (including the Term Loan C PIK Amount), charges, expenses, fees, attorneys fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (d) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.
     “Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.
     “Other Taxes” has the meaning specified therefor in Section 2.08(b).
     “Parent” has the meaning specified therefor in the preamble hereto.
     “Participant Register” has the meaning specified therefor in Section 12.07(g).
     “Payment Office” means the Administrative Agent’s office located at 299 Park Avenue, 23rd Floor, New York, New York or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrowers.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permits” has the meaning specified therefor in Section 6.01(n).
          “Permitted Discretion” means a determination made honestly in fact and in the exercise of its reasonable business judgment.
          “Permitted Dispositions” means (a) sales or other dispositions of Inventory to buyers in the ordinary course of business, (b) sales or other dispositions of obsolete or worn-out equipment in the ordinary course of business, (c) sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (b) and (c) do not exceed $100,000 in the aggregate in any twelve-month period, (d) sales or other dispositions of surplus equipment in the ordinary course of business; provided that the Net Cash Proceeds of such Dispositions do not exceed $500,000, (e) the use or transfer of money or Cash Equivalents by the Parent and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (f) the licensing by the Parent and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (g) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any Credit Party, and (h) disposition of property disclosed on Schedule 7.02(c).
          “Permitted Foreign Cash Equivalents” means (i) bonds issued or unconditionally guaranteed by the United Kingdom Government or issued by any agency thereof and backed by the full faith and credit of the United Kingdom, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by clearing banks in United Kingdom, Japan, or China, and money market or demand deposit accounts maintained with clearing banks in United Kingdom, Japan, or China, or United Kingdom building societies; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United Kingdom Government or any agency thereof; and (v) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.
          “Permitted Holder” means Sun and each of its Affiliates.
          “Permitted Indebtedness” means:
               (a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;
               (b) Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable in any material respect to any Credit Party and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification;
               (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.03(d), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $500,000 at any time outstanding;
               (d) purchase money Indebtedness incurred to enable a Loan Party to acquire equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $500,000 at any time outstanding;
               (e) Indebtedness in respect of guarantees by a US Loan Party in respect of Indebtedness of any other US Loan Party permitted hereunder or Indebtedness in respect of guarantees by a Foreign Loan Party in respect of Indebtedness of any other Foreign Loan Party permitted hereunder;
               (f) Indebtedness in respect of guarantees by a US Loan Party in respect of Operating Lease Obligations of any other US Loan Party, Indebtedness in respect of guarantees by a Foreign Loan Party in respect of Operating Lease Obligations of any other Foreign Loan Party, and in respect of other contractual obligations incurred in the ordinary course of business, in each case to the extent such Operating Lease Obligations or contractual obligations are permitted hereunder;
               (g) Indebtedness under any Acquisition Document for indemnification, adjustment of purchase price or similar obligations;
               (h) Indebtedness of the Parent or any of its Subsidiaries incurred by any Loan Party arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with any Disposition (to the extent such Disposition is expressly permitted by the terms hereof) of any business, assets or Subsidiary of the US Borrower;
               (i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, to the extent such arrangement is customary and is entered into in the ordinary course of business;
               (j) Indebtedness owed by one Loan Party to another Loan Party so long as the making of the Investment by the Loan Party that is acting as the lender is permitted hereunder;
               (k) Indebtedness permitted under Section 7.02(e);

               (l) Indebtedness of the Parent or any of its Subsidiaries under any Hedging Agreement in an aggregate amount not to exceed $500,000 in notional amount so long as such Hedging Agreements are used solely as a part of such Person’s normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;
               (m) Indebtedness of any Loan Party incurred in connection with the purchase of Capital Stock from employees who have ceased their employment with such Loan Party so long as such Indebtedness has been expressly subordinated in right of payment to all Indebtedness of the such Loan Party under the Loan Documents by documentation that is in form and substance satisfactory to the Agents and the Required Lenders;
               (n) Indebtedness evidenced by the Intercompany Loan Agreement;
               (o) Subordinated Debt; and
               (p) unsecured Contingent Obligations with respect to manufacturer’s purchase obligations to the extent such obligations do not exceed $4,000,000 in the aggregate at any one time.
          “Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.
          “Permitted Liens” means:
               (a) Liens securing the Obligations;
               (b) Liens for taxes, assessments, levies, and governmental charges the payment of which is not required under Section 7.01(c);
               (c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
               (d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets unless refinanced in accordance with Section 7.02(b);
               (e) Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired;
               (f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
               (g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;
               (h) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Parent or any of its Subsidiaries;
               (i) precautionary financing statement filings regarding operating leases;
               (j) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default under Section 9.01(j);
               (k) statutory and common law landlords’ liens under leases to which the Parent or any of its Subsidiaries is a party;
               (l) Liens on deposits of Cash and Cash Equivalents in order to secure obligations arising under Hedging Agreements;
               (m) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement entered into in the ordinary course of a Loan Party’s business;
               (n) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of a Loan Party’s business not interfering in any material respect with the business of any Loan Party;

               (o) rights of setoff or bankers’ liens in favor of banks or other depository institutions arising in the ordinary course of business;
               (p) Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness; and
               (q) unperfected interests of seller to reclaim goods delivered under §2-507 of the Code.
          “Permitted Merger” means (i) any dissolution of any Subsidiary that is not a Borrower or a Guarantor, (ii) dissolution of any US Loan Party other than US Borrower so long as after giving effect to the dissolution the assets of such US Loan Party is transferred to another US Loan Party, (iii) any dissolution of any Foreign Loan Party other than UK Borrower so long as after giving effect to the dissolution the assets of such Foreign Loan Party is transferred to another Foreign Loan Party, and (iv) the merger of any Subsidiary of Parent that is not a Borrower or a Guarantor with and into a Borrower, a Guarantor, or another Subsidiary of a Borrower, so long as (A) no Default or Event of Default shall have occurred or be continuing either before or after giving effect to such merger, (B) the Parent gives Agent at least 15 days prior written notice of such merger, (C) (x) in the case of a merger involving a Borrower, the continuing or surviving Person is such Borrower, and (y) in the case of a merger involving a Guarantor, such Guarantor is the continuing or surviving Person, and (D) the Agents’ and Lenders’ rights in all or any portion of the Collateral, including without limitation, the existence, perfection, and priority of any Lien thereon, are not adversely affected by such merger.
          “Permitted Preferred Stock” means and refers to any Preferred Stock issued by the Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
          “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
          “Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan prior to the Event of Default plus 2.0 percentage points.
          “Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
          “Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Final Maturity Date, or, on or before the date that is less than 6 months after the

Final Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
          “property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Pro Rata Share” means:
          (a) with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),
          (b) with respect to a Lender’s obligation to make Term Loan A and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s portion of Term Loan A and the denominator shall be the unpaid principal amount of Term Loan A,
          (c) with respect to a Lender’s obligation to make US Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s US Term Loan B Commitment, by (ii) the Total US Term Loan B Commitment, provided that if the Total US Term Loan B Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s portion of US Term Loan B and the denominator shall be the unpaid principal amount of US Term Loan B,
          (d) with respect to a Lender’s obligation to make UK Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s UK Term Loan B Commitment, by (ii) the Total UK Term Loan B Commitment, provided that if the Total UK Term Loan B Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s portion of UK Term Loan B and the denominator shall be the unpaid principal amount of UK Term Loan B,
          (e) with respect to a Lender’s obligation to make Term Loan C and right to receive payments of interest (including the Term Loan C PIK Amount), fees, and principal with respect thereto, the percentage obtained by dividing (A) such Lender’s Term Loan C Commitment, by (B) the Total Term Loan C Commitment, provided that if the Total Term Loan C Commitment has been reduced to zero, the numerator shall be the unpaid principal amount of such Lender’s portion of the Term Loan C (excluding the Term Loan C PIK Amount) and the denominator shall be the unpaid principal amount of the Term Loan C (excluding the Term Loan C PIK Amount), and

          (f) with respect to all other matters (including the indemnification obligations arising under Section 10.05) regarding a Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loans (excluding the Term Loan C PIK Amount), by (ii) the sum of the Total Revolving Credit Commitment and the unpaid principal amount of the Term Loans (excluding the Term Loan C PIK Amount), provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).
          “Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of US Borrower and its Subsidiaries that is subject to a Control Agreement in favor of Collateral Agent and that is held in a deposit account in the United States or United Kingdom, or in securities accounts with securities intermediaries in the United States or United Kingdom, or any combination thereof.
          “Rating Agencies” has the meaning specified therefor in Section 2.07.
          “Reference Bank” means JPMorgan Chase Bank, N.A., its successors or any other commercial bank designated by the Administrative Agent to the Parent from time to time.
          “Reference Rate” means the greater of (a) 7.50 percent per annum, and (b) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
          “Register” has the meaning specified therefor in Section 12.07(d).
          “Registered Loan” has the meaning specified therefor in Section 12.07(d).
          “Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
          “Reinvestment Eligible Funds” means (a) Net Cash Proceeds which, but for the application of Section 2.05(d)(ii), would be required to be used to prepay the Loans pursuant to Section 2.05(c)(vi) or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.05(d)(ii), would be required to be used to prepay the Loans pursuant to Section 2.05(c)(viii).
          “Reinvestment Notice” has the meaning specified therefor in Section 2.05(d).
          “Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
          “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.
          “Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
          “Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (f) of the definition thereof) aggregate more than 50%.
          “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
          “Revolver and US Term Loan Lenders” means, collectively, the Revolving Loan Lenders, the Term Loan A Lenders, the US Term Loan B Lenders, and the Term Loan C Lenders.
          “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to US Borrower in the amount set forth opposite such Lender’s name in Schedule C-1 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “Revolving Loan” and “Revolving Loans” have the meaning specified therefor in Section 2.01(a)(i).

          “Revolving Loan Lender” means a Lender with a Revolving Credit Commitment.
          “Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
          “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
          “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
          “Securitization” has the meaning specified therefor in Section 2.07.
          “Securitization Parties” has the meaning specified therefor in Section 2.07.
          “Security Agreement” means a Security Agreement governed under New York law, in form and substance reasonably satisfactory to Collateral Agent, made by the US Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.
          “Sellers” means the “Vendors” and the “Optionholders” as such terms are defined in the Acquisition Agreement.
          “Settlement Period” has the meaning specified therefor in Section 2.02(d)(i).
          “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person on a going concern basis is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (vi) in respect of any Person incorporated or organized in England and Wales, such Person is not deemed, pursuant to Section 123 of the Insolvency Act of 1986 of the United Kingdom, to be unable to pay its debts.
          “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Stock Option Plans” means the 2003 Stock Option Plan authorizing options to purchase 345,600 shares of common stock and the 1995 Stock Option Plan authorizing 1.3 million shares of common stock for grants.

          “Subordinated Debt” means Indebtedness of the Parent that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of the Parent under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Required Lenders.
          “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
          “Sun” means Sun Mackie, LLC, a Delaware limited liability company.
          “Target” means Martin.
          “Taxes” has the meaning specified therefor in Section 2.08(a).
          “Tendered Currency” has the meaning set forth in Section 12.22.
          “Term Loan Commitments” means, collectively, the Term Loan A Commitment, the US Term Loan B Commitment, the UK Term Loan B Commitment, and the Term Loan C Commitment.
          “Term Loan Lenders” means, collectively, the Term Loan A Lenders, the US Term Loan B Lenders, the UK Term Loan B Lenders, and the Term Loan C Lenders.
          “Term Loans” means, collectively, Term Loan A, US Term Loan B, UK Term Loan B, and Term Loan C.
          “Term Loan Obligations” means, collectively, the Term Loan A Obligations, the US Term Loan B Obligations, the UK Term Loan B Obligations, and the Term Loan C Obligations.
          “Term Loan A” means, collectively, the loans made by the Term Loan A Lenders to the US Borrower on the Effective Date pursuant to Section 2.01(a)(ii).
          “Term Loan A Commitment” means, with respect to each Term Loan A Lender, the commitment of such Term Loan A Lender to make its portion of the Term Loan A to US

Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “Term Loan A Lender” means a Lender with a Term Loan A Commitment or a Term Loan A.
          “Term Loan A Obligations” means any Obligations with respect to the Term Loan A (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
          “Term Loans B” means, collectively, the US Term Loan B and UK Term Loan B.
          “Term Loan C” means, collectively, the loans made by the Term Loan C Lenders to US Borrower on the Effective Date pursuant to Section 2.01(a)(v)
          “Term Loan C Commitment” means, with respect to each Term Loan C Lender, the commitment of such Term Loan C Lender to make its portion of the Term Loan C to US Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “Term Loan C Lender” means a Lender with a Term Loan C Commitment or a Term Loan C.
          “Term Loan C Obligations” means any Obligations with respect to the Term Loan C (including the principal thereof, the interest thereon (including the Term Loan C PIK Amount), and the fees and expenses specifically related thereto).
          “Term Loan C PIK Amount” means as of any date of determination the amount of all interest accrued with respect to the Term Loan C that has been paid-in-kind by being added to the balance thereof in accordance with Section 2.04(b)(iv).
          “Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Credit Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
          “Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

          “Total Commitment” means the sum of the Total Revolving Credit Commitment, the Total Term Loan A Commitment, the Total US Term Loan B Commitment, the Total UK Term Loan B Commitment, and the Total Term Loan C Commitment.
          “Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is $10,000,000 as of the Effective Date.
          “Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments, which amount is $20,000,000 as of the Effective Date.
          “Total Term Loan B Commitment” means the sum of the Total US Term Loan B Commitment and the Total UK Term Loan B Commitment, which amount is $70,000,000 as of the Effective Date.
          “Total Term Loan C Commitment” means the sum of the amounts of the Lenders’ Term Loan C Commitments, which amount is $12,000,000 as of the Effective Date.
          “Total Term Loan Commitment” means the sum of the amounts of the Total Term Loan A Commitment, the Total Term Loan B Commitment, and the Total Term Loan C Commitment, which amount is $102,000,000 as of the Effective Date.
          “Total UK Term Loan B Commitment” means the sum of the amounts of the Lenders’ UK Term Loan B Commitments, which amount is $30,000,000 as of the Effective Date.
          “Total US Term Loan B Commitment” means the sum of the amounts of the Lenders’ US Term Loan B Commitments, which amount is $40,000,000 as of the Effective Date.
          “Transferee” has the meaning specified therefor in Section 2.08(a).
          “Triggering Event” means either (a) the occurrence and continuation of an Event of Default, or (b) any date on which US Borrower’s Availability plus Qualified Cash is less than $1,500,000.
          “TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the 12 month period most recently ended; provided, however, that, notwithstanding anything herein to the contrary, for purposes of this Agreement, in calculating TTM EBITDA of Parent and its Subsidiaries for any period that includes any period set forth below, the Consolidated EBITDA of Parent and its Subsidiaries for such period shall be deemed to equal the amount set forth next to such period:

Period	Consolidated EBITDA
three month period ending June 30, 2006	$5,548,000
three month period ending September 30, 2006	$7,175,000
three month period ending December 31, 2006	$5,929,000
one month period ending January 31, 2007	$36,000
one month period ending February 28, 2007	$2,379,000
          “UK Debentures” means, collectively, those certain fixed and floating charge debentures, executed and delivered by each UK Loan Party in favor of Collateral Agent, governed by the laws of England and Wales and otherwise in form and substance satisfactory to Collateral Agent.
          “UK Funds Flow Agreement” means that certain Funds Flow Agreement, dated of the UK Term Loan B Effective Date, by and among Administrative Agent, UK Term Loan B Lender, and UK Borrower.
          “UK GAAP” means generally accepted accounting principles in effect from time to time in England and Wales applied on a consistent basis.
          “UK Guaranties” means, collectively, those certain guaranties executed and delivered by each UK Loan Party in respect of the UK Obligations, governed by the laws of England and Wales and otherwise in form and substance satisfactory to Collateral Agent.
          “UK Loan Party” means any Loan Party that is organized under the laws of England and Wales.
          “UK Obligations” means the UK Term Loan B Obligations.
          “UK Security Documents” means the UK Debentures, the UK Guaranties, the UK Stock Pledge Agreement, and any other agreements governed under the laws of England and Wales which are required by the Collateral Agent, and which are entered into, now or in the future, by Parent or any UK Loan Party in connection with this Agreement.
          “UK Stock Pledge Agreement” means the certain share mortgage agreement, governed by the laws of England and Wales and otherwise in form and substance satisfactory to Collateral Agent, executed and delivered by Parent with respect to 100% of the Capital Stock of each of its Subsidiaries that is a UK Loan Party.
          “UK Term Loan B” means, collectively, the loans made by the UK Term Loan B Lenders to the UK Borrower on the Effective Date pursuant to Section 2.01(a)(iv).

          “UK Term Loan B Commitment” means, with respect to each UK Term Loan B Lender, the commitment of such UK Term Loan B Lender to make its portion of the UK Term Loan B to the UK Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “UK Term Loan B Commitment Expiry Date” means April 12, 2007.
          “UK Term Loan B Effective Date” means the date, on or before April 12, 2007, on which all of the conditions precedent set forth in Section 5.03 are first satisfied or waived.
          “UK Term Loan B Lender” means a Lender with a UK Term Loan B Commitment or a UK Term Loan B.
          “UK Term Loan B Obligations” means any Obligations with respect to the UK Term Loan B (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
          “UK Borrower” has the meaning specified therefor in the preamble hereto.
          “US Borrower” has the meaning specified therefor in the preamble hereto.
          “US Funds Flow Agreement” means that certain Funds Flow Agreement, dated of even date herewith, by and among Administrative Agent, Term Loan A Lenders, US Term Loan B Lenders, Term Loan C Lenders and US Borrower.
          “US Guaranteed Obligations” has the meaning specified therefor in Section 11.01(a).
          “US Guarantor” means each US Loan Party.
          “US Loan Party” means any Loan Party that is organized under the laws of a state within the United States or under the laws of the District of Columbia.
          “US Obligations” means the Revolving Loan Obligations and the US Term Loan Obligations.
          “US Term Loan B” means, collectively, the loans made by the US Term Loan B Lenders to the US Borrower on the Effective Date pursuant to Section 2.01(a)(iii).
          “US Term Loan B Commitment” means, with respect to each US Term Loan B Lender, the commitment of such US Term Loan B Lender to make its portion of the US Term Loan B to the US Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “US Term Loan B Lender” means a Lender with a US Term Loan B Commitment or a US Term Loan B.

          “US Term Loan B Obligations” means any Obligations with respect to the US Term Loan B (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
          “US Term Loan Obligations” means, collectively, the Term Loan A Obligations, the US Term Loan B Obligations, and the Term Loan C Obligations.
          “US Term Loans” means, Term Loan A, US Term Loan B and Term Loan C.
          “WARN” has the meaning specified therefor in Section 6.01(z).
          “Whitewash Completion Date” means the first date when Martin has satisfied the requirements set forth in Section 5.03(a) hereof.
          “Working Investment” means, at any date of determination thereof, on a consolidated basis, (A) current assets (minus Cash and Cash Equivalents) minus (B) current liabilities (minus the sum of (i) Revolving Loans and (ii) the current portion of Indebtedness).
          Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unasserted contingent indemnification Obligations. References in this Agreement to “determination” by any Agent include estimates honestly made by such Agent (in the case of quantitative determinations) and beliefs honestly held by such Agent (in the case of qualitative determinations).
          Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

          Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender , such period shall in any event consist of at least one full day.
ARTICLE II
THE LOANS
          Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
                    (i) each Revolving Loan Lender severally agrees to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the US Borrower at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the lesser of (A) the amount of such Lender’s Revolving Credit Commitment, and (B) the amount of such Lender’s Pro Rata Share of the then extant Borrowing Base;
                    (ii) each Term Loan A Lender severally agrees to make a term loan (collectively, the “Term Loan A”) to the US Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan A Commitment.
                    (iii) each US Term Loan B Lender severally agrees to make a term loan (collectively, the “US Term Loan B”) to the US Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s US Term Loan B Commitment.
                    (iv) each UK Term Loan B Lender severally agrees to make a term loan (collectively, the “UK Term Loan B”) to the UK Borrower on any date occurring after the Effective Date up to the UK Term Loan B Commitment Expiry Date, or until the earlier reduction of its UK Term Loan B Commitment to zero in accordance with the terms hereof, in an aggregate principal amount equal to the amount of such Lender’s UK Term Loan B Commitment.
                    (v) each Term Loan C Lender severally agrees to make a term loan (collectively, the “Term Loan C”) to the US Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan C Commitment.
               (b) Notwithstanding the foregoing:
                    (i) the aggregate principal amount of Revolving Loans outstanding at any time to the US Borrower shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the current Borrowing Base. The Revolving Credit

Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the US Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.
                    (ii) The aggregate principal amount of the Term Loan A made on the Effective Date shall not exceed the Total Term Loan A Commitment. Any principal amount of the Term Loan A that is repaid or prepaid may not be reborrowed.
                    (iii) The aggregate principal amount of the US Term Loan B made on the Effective Date shall not exceed the Total US Term Loan B Commitment. Any principal amount of the US Term Loan B that is repaid or prepaid may not be reborrowed.
                    (iv) The aggregate principal amount of the UK Term Loan B made on the Effective Date shall not exceed the Total UK Term Loan B Commitment. Any principal amount of the UK Term Loan B that is repaid or prepaid may not be reborrowed.
                    (v) The aggregate principal amount of the Term Loan C made on the Effective Date shall not exceed the Total Term Loan C Commitment. Any principal amount of the Term Loan C that is repaid or prepaid may not be reborrowed.
          Section 2.02 Making the Loans.
               (a) The Administrative Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit 2.01(b)(ii) hereto (a “Notice of Borrowing”)), not later than 12:30 p.m. (New York City time) on the date which is 3 Business Days (or 1 Business Day in the case of a Reference Rate Loan) prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing, in its sole discretion, to accommodate from time to time). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to each Term Loan, must be the Effective Date, (iii) whether the proposed Loan is to be a Reference Rate Loan or a LIBOR Rate Loan, and (iv) in the case of a LIBOR Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”. If no election as to the type of Loan is specified, then the requested Loan shall be a Reference Rate Loan. If no Interest Period is specified with respect to any requested LIBOR Rate Loan, then the Administrative Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Loan shall be made in Dollars. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). Each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Administrative Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the

Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
               (b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the US Borrower (in the case of Revolving Loans and US Term Loans) or UK Borrower (in the case of UK Term Loan B) shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $50,000 and shall be in integral multiples of $25,000 in excess thereof.
               (c) (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Term Loan A Commitment, the Total US Term Loan B Commitment, the Total UK Term Loan B Commitment, or the Total Term Loan C Commitment, as applicable; it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
                    (ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan (so long as such written notice has been received in sufficient time to permit the Administrative Agent to avoid completing such funding), and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of such Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, at the Payment Office no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving

Loans available to the US Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower.
                    (iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the US Borrower on such day. If the Administrative Agent makes such corresponding amount available to the US Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the US Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the US Borrower of such failure and the US Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.
                    (iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the US Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.
               (d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against US Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, immediately after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.
                    (ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to US Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the US Borrower of such failure and the US Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the US Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.
          Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.
               (b) The outstanding principal of the Term Loan A shall be repayable in consecutive quarterly installments, on the first day of each of Parent’s fiscal quarters, commencing on July 1, 2007 and ending on the Final Maturity Date. Each such installment shall be in an amount equal to $166,667; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of Term Loan A. The outstanding principal of the Term Loan A shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment, and (ii) the Final Maturity Date.
               (c) The outstanding principal of the US Term Loan B shall be repayable in consecutive quarterly installments, on the first day of each of Parent’s fiscal quarters, commencing on July 1, 2007 and ending on the Final Maturity Date. Each such installment shall be in an amount equal to $333,333; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the US Term Loan B. The outstanding principal of the US Term Loan B shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment, and (ii) the Final Maturity Date.
          (d) The outstanding principal of the UK Term Loan B shall be repayable in consecutive quarterly installments, on the first day of each of Parent’s fiscal quarters, commencing on July 1, 2007 and ending on the Final Maturity Date. Each such installment shall be in an amount equal to $250,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the UK Term Loan B. The outstanding principal of the UK Term Loan B shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment, and (ii) the Final Maturity Date.
          (e) The outstanding principal of the Term Loan C (inclusive of the Term Loan C PIK Amount) shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.
          (f) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (g) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (h) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (i) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably satisfactory to the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          Section 2.04 Interest.
                         (a) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Loan until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 3.0 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 0.50 percentage points.
                         (b) Term Loans.
                              (i) The Term Loan A shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan A until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant portion of the Term Loan A is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 3.0 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 0.50 percentage points.
                              (ii) The Term Loan B shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan B until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant portion of the Term Loan B is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 4.85 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 2.60 percentage points.
                              (iii) The Term Loan C shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan C until the date on which such principal amount is repaid in accordance herewith, as follows: (i) if the relevant portion of the Term Loan C is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus 7.00 percentage points, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus 4.50 percentage points.
                              (iv) PIK Interest. In addition to any other interest provided for in this Agreement, the outstanding principal amount of Term Loan C (inclusive of any Term Loan C PIK Amount) shall bear additional interest on the amount thereof outstanding from time to time at a per annum rate of 3.50% to be paid-in-kind by being added to the principal balance of the Term Loan C (inclusive of any Term Loan C PIK Amount theretofore so added) on a monthly basis on the first day of each month after the Effective Date; provided, however, that US Borrower shall pay in cash all accrued and unpaid interest under this Section 2.04(b)(iv) on the Final Maturity Date.
                         (c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

                         (d) LIBOR Option.
                              (i) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Reference Rate, the Administrative Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable in the Applicable Currency on the earliest of (A) the last day of the Interest Period applicable thereto; provided, however, that, subject to the following clauses (B) and (C), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (B) the occurrence of an Event of Default in consequence of which the Required Lenders or Collateral Agent on behalf thereof elect to accelerate the maturity of all or any portion of the Obligations, or (C) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At the direction of the Required Lenders at any time that an Event of Default has occurred and is continuing, the Administrative Borrower no longer shall have the option to request that Loans bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.
                              (ii) LIBOR Election.
                            (A) The Administrative Borrower may, at any time and from time to time, so long as the Required Lenders have not elected to terminate the LIBOR Option pursuant to Section 2.04(h)(i), elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Commitment of the type to which such LIBOR Notice relates.
                            (B) Each LIBOR Notice delivered by the Administrative Borrower shall be irrevocable and binding on the Borrowers. In connection with each LIBOR Rate Loan, the US Borrower (in the case of Revolving Loans and US Term Loans) and the UK Borrower (in the case of UK Term Loan B) shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment or prepayment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (for any reason whatsoever, including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest

Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.
                            (C) The Borrowers shall have not more than 7 LIBOR Rate Loans in effect at any given time. The Administrative Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $100,000 and integral multiples of $100,000 in excess thereof.
                              (iii) Conversion. The Administrative Borrower may convert LIBOR Rate Loans to Reference Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by the Administrative Agent of proceeds of Collateral in accordance with Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, US Borrower (in the case of Revolving Loans and US Term Loans) and UK Borrower (in the case of UK Term Loan B) shall indemnify, defend, and hold Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with subsection (ii) above.
                              (iv) Special Provisions Applicable to LIBOR Rate.
                            (A) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (1) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under subsection (ii)(B) above).
                            (B) In the event that any change after the Effective Date in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and the Administrative Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (2) the Administrative Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
                              (v) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
                         (e) Interest Payment in respect of Reference Rate Loans. Interest on each Reference Rate Loan shall be payable quarterly, in arrears in the Applicable Currency, on the first day of each quarter, commencing on the first day of the quarter following the quarter in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). The Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.
                         (f) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

          Section 2.05 Reduction of Commitments; Prepayment of Loans.
                         (a) Reduction of Commitments.
                              (i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The US Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02. Each such reduction shall be in an amount which is an integral multiple of $500,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $500,000), shall be made by providing not less than 3 Business Days prior written notice to the Administrative Agent and shall be irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.
                              (ii) Term Loan A. The Total Term Loan A Commitment shall terminate upon the making of the Term Loan A on the Effective Date.
                              (iii) US Term Loan B. The Total US Term Loan B Commitment shall terminate upon the making of the US Term Loan B on the Effective Date.
                              (iv) UK Term Loan B. The Total UK Term Loan B Commitment shall terminate upon the earlier to occur of (A) the date when the UK Term Loan B is made to UK Borrower and (B) the UK Term Loan B Commitment Expiry Date.
                              (v) Term Loan C. The Total Term Loan C Commitment shall terminate upon the making of the Term Loan C on the Effective Date.
                         (b) Optional Prepayment.
                              (i) Revolving Loans. The US Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.
                              (ii) Prepayment of Term Loans by US Borrower. US Borrower may, upon at least 3 Business Days prior written notice to the Administrative Agent, prepay without penalty or premium the principal of the Term Loans, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied (A) (I) first, to Term Loan A, until paid in full (II) second, to US Term Loan B, until paid in full, (III) third, to UK Term Loan B, until paid in full, and (IV) fourth, to Term Loan C, until paid in full, and (B) against the remaining installments of principal due on the applicable Term Loans on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment).

                              (iii) Prepayment of UK Term Loan B by UK Borrower. UK Borrower may, upon at least 3 Business Days prior written notice to the Administrative Agent, prepay without penalty or premium the principal of UK Term Loan B, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(iii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on UK Term Loan B on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment).
                              (iv) Prepayment In Full. Borrowers may, upon at least 3 Business Days prior written notice to the Agents, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full (other than unasserted contingent indemnification obligations).
                         (c) Mandatory Prepayment.
                              (i) The US Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the lesser of (A) the Total Revolving Credit Commitment, and (B) the Borrowing Base, to the full extent of any such excess. On each day that any Revolving Loans are outstanding, US Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans outstanding on such day.
                              (ii) If UK Borrower has not consummated the Acquisition before the UK Term Loan B Commitment Expiry Date, then on the UK Term Loan B Commitment Expiry Date the US Borrower shall prepay the outstanding principal amount of Term Loan A in an amount equal to $4,000,000.
                              (iii) The US Borrower will immediately prepay the outstanding principal amount of the Term Loans in the event that the Total Revolving Credit Commitment is terminated for any reason. The UK Borrower will immediately prepay the outstanding principal amount of UK Term Loan B in the event that the Total Revolving Credit Commitment is terminated for any reason.
                              (iv) Immediately upon the receipt of any payments in respect of the Intercompany Note, US Borrower shall repay the outstanding balance of the Revolving Loans by an amount equal to 100% of each such payment.
                              (v) Within 10 days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(ii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2007 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(ii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(ii), Borrowers shall prepay the outstanding principal amount of Term Loan A and Term Loans B, in an amount equal to (A) 50% of the Excess Cash Flow of the

Parent and its Subsidiaries for such Fiscal Year minus (B) the aggregate amount of voluntary payments made by US Borrower in respect of the Term Loans during such Fiscal Year; provided, however, that (X) in the case of the Fiscal Year ended December 31, 2007, Borrowers shall only be obligated to prepay the outstanding principal amount of the Term Loans in an amount equal to the foregoing percentage of the Excess Cash Flow of the Parent and its Subsidiaries for the period commencing with the Effective Date and ending on December 31, 2007, and (Y) the prepayments made pursuant to this Section 2.05(c)(v) shall be made by US Borrower except to the extent that such prepayment is directly attributable to Excess Cash Flow of UK Borrower and its Subsidiaries (in which case such prepayment shall be made by UK Borrower in respect of UK Term Loan B).
                              (vi) Subject to Section 2.05(d)(ii), immediately upon (A) the receipt of any proceeds of any Disposition by any US Loan Party (other than (x) a Permitted Disposition of the type described in clauses (a), (e), (f) and (g) of the definition of Permitted Dispositions or (y) a Permitted Disposition with respect to the Facility held by US Borrower on the Effective Date), US Borrower shall prepay the outstanding principal amount of Term Loan A and Term Loans B, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, to the extent that the aggregate amount of Net Cash Proceeds received by all US Loan Parties (and not paid to the Administrative Agent as a prepayment of the Loans) for all such Dispositions during any Fiscal Year shall exceed (to the extent greater than zero) the result of (x) $20,000 minus (y) the aggregate amount of Net Cash Proceeds of Dispositions during such Fiscal Year that is received by all Subsidiaries of Parent that are not US Loan Parties, or (B) the receipt of any proceeds of any Disposition by any Subsidiary of Parent that is not a US Loan Party (other than a Permitted Disposition of the type described in clauses (a), (e), (f) and (g) of the definition of Permitted Dispositions), UK Borrower shall prepay the outstanding principal amount of UK Term Loan B, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, to the extent that the aggregate amount of Net Cash Proceeds received by all Subsidiaries of Parent that are not US Loan Parties (and not paid to the Administrative Agent as a prepayment of the Loans) for all such Dispositions during any Fiscal Year shall exceed (to the extent greater than zero) the result of (1) $20,000 minus (2) the aggregate amount of Net Cash Proceeds of Dispositions during such Fiscal Year that is received by all US Loan Parties. Nothing contained in this clause (vi) shall permit any Credit Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.
                              (vii) Immediately upon (A) the issuance or incurrence by any US Loan Party of any Indebtedness (other than Indebtedness referred to in clauses (a) through (k) of the definition of Permitted Indebtedness), US Borrower shall prepay the outstanding principal amount of Term Loan A and Term Loans B, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, or (B) the issuance or incurrence by any Subsidiary of Parent that is not a US Loan Party of any Indebtedness (other than Indebtedness referred to in clauses (a) through (k) of the definition of Permitted Indebtedness), UK Borrower shall prepay the outstanding principal amount of UK Term Loan B, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

                              (viii) Subject to Section 2.05(d)(ii), immediately upon (A) the receipt by any US Loan Party of any Extraordinary Receipts, US Borrower shall prepay the outstanding principal amount of Term Loan A and Term Loans B, in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, or (B) the receipt by any Subsidiary of Parent that is not a US Loan Party of any Extraordinary Receipts, UK Borrower shall prepay the outstanding principal amount of UK Term Loan B, in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
                              (ix) Immediately upon the receipt of any proceeds of the Disposition by US Borrower with respect to the Facility held by US Borrower on the Effective Date, US Borrower shall prepay the outstanding principal amount of the Revolving Loans and Term Loan A in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this clause (ix) shall permit any Credit Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.
                         (d) Application of Payments.
                              (i) Each prepayment made by US Borrower pursuant to (A) subsections (c)(ii), (c)(v), (c)(vi), (c)(vii), and (c)(viii) above shall be applied, (I) first, to Term Loan A, until paid in full, (II) second, to US Term Loan B, until paid in full, and (III) third, to UK Term Loan B, until paid in full and (B) subsection (c)(ix) above shall be applied, to the Revolving Loans and Term Loan A, with 50% of the proceeds of such prepayment being applied to the outstanding principal balance of the Revolving Loans and 50% of the proceeds of such prepayment being applied to the outstanding principal balance of Term Loan A (provided, that to the extent that as of the date of such prepayment, the portion of such prepayment that otherwise would be required to be applied to the outstanding principal balance of the Revolving Loans pursuant to this subsection (d)(i)(B) exceeds the outstanding principal balance of the Revolving Loans as of such date, such portion of such prepayment shall be held by Administrative Agent until such time as the outstanding principal balance of the Revolving Loans is equal to at least 50% of the Net Cash Proceeds of the Disposition described above in subsection (c)(ix), at which time such remaining proceeds of such prepayment shall be applied to the then outstanding principal balance of the Revolving Loans). Each payment made by UK Borrower shall be applied to UK Term Loan B until paid in full. Each such prepayment of the applicable Term Loans shall be applied against the remaining installments of principal of such Term on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Final Maturity Date shall constitute an installment).
                              (ii) The foregoing to the contrary notwithstanding, US Borrower shall not be required to make a prepayment otherwise required pursuant to Section 2.05(c)(vi) or Section 2.05(c)(viii) with Reinvestment Eligible Funds so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds or on the date such amounts are to be released to US Borrower pursuant to this Section 2.05(d)(ii), (B) US Borrower delivers a notice (a “Reinvestment Notice”) on or prior to the date that the applicable Person receives the monies constituting such Reinvestment Eligible Funds notifying the Agents of the intent of the applicable Person to use such Reinvestment Eligible Funds (1) to repair, restore, or replace the assets that were the subject of the Disposition, casualty or condemnation giving rise to such amounts with assets of equal or greater fair market value which will be useful in the conduct of their business in accordance with past practice, (2) within the period specified in such notice, which period shall not exceed the earlier of (x) 180 days after the receipt of such Reinvestment Eligible Funds by the applicable Loan Party or its Subsidiary and (y) the Final Maturity Date, and (C) pending the reinvestment described in clause (B)(1) above, such Reinvestment Eligible Amounts are either (1) deposited in a cash collateral account over which Collateral Agent (on behalf of the Lenders) has a perfected first-priority Lien or (2) delivered to Administrative Agent for application to the Revolving Loans and, in connection therewith, Administrative Agent shall impose a reserve against the Borrowing Base and against the Total Revolving Credit Commitment (which reserve shall not be released until such date as such proceeds are either applied to repair, restore or replace the assets in accordance with this Section 2.05(d)(ii) or are used to prepay the Term Loans as set forth above in Section 2.05(d)(i)) in an amount equal to the amount of such funds paid over pursuant to this clause (C)(2). If all or any portion of such Reinvestment Eligible Funds are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the Loans in accordance with Section 2.05(d) on the last day of such specified period.
                         (e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i), (c)(ii), (c)(iv), and (c)(v) of this Section 2.05) shall be accompanied by the payment of accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06. In addition, Borrowers shall pay any Funding Losses related to any prepayment made pursuant to this Section 2.05.
                         (f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.
          Section 2.06 Fee Letter. In addition to the fees set forth in this Agreement, US Borrower shall pay to the Collateral Agent the fees set forth in the Fee Letter in the amounts and on the dates set forth in the Fee Letter.
          Section 2.07 Securitization. Each Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). Each Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization; provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrowers and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrowers under the Loan Documents or change or affect in a manner adverse to the Borrowers the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to any Agent or Lender in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Agents, the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.
          Section 2.08 Taxes.
                         (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
                         (b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). Each Loan Party shall deliver to each Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
                         (c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes

(including Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.
                         (d) Each Revolver and US Term Loan Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Revolver and US Term Loan Lender which becomes a party hereto pursuant to Section 12.07 after the Effective Date, promptly after the date upon which such Revolver and US Term Loan Lender becomes a party hereto) deliver to the Agents (or, in the case of a participant, to the Revolver and US Term Loan Lender granting the participation only) a properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the IRC, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the IRC, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the IRC) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the IRC), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.
                         (e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

                         (f) Any Agent or any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Loan Party or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent or such Lender (or Transferee) to disclose any information such Agent or such Lender (or Transferee) deems confidential and would not, in the sole determination of such Agent or such Lender (or Transferee), be otherwise disadvantageous to such Agent or such Lender (or Transferee).
                         (g) If any Agent or any Lender determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Administrative Agent or Lender (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Party or any other Person.
                         (h) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
                         (i) A Loan Party shall not be obliged to pay any additional amount or make any indemnity payment to a UK Term Loan B Lender under this Section 2.08 if (A) on the date on which the payment falls due it could have been made without the deduction of any Taxes if the representation in Section 2.08(j) (the “Treaty Representation”) had been true, but on that date the Treaty Representation is not or has ceased to be true other than as a result of, after the time the Treaty Representation was made, any change in (or any change in the interpretation, administration or application of) any law (including any Treaty) or any change in any published practice or concession of any relevant taxing authority; provided, however, this clause (A) shall not apply to the extent the additional amounts or indemnity payment any Transferee, or Lender (or Transferee) designating a New Lending Office, would have been entitled to receive (without regard to this clause (A)) do not exceed the additional amounts or indemnity payments that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (B) the obligation to pay such additional amounts would not have arisen but for a failure by a UK Term Loan B Lender to comply with its obligations under clause (k) below.

                         (j) As of the date any Person becomes a UK Term Loan B Lender hereunder, such UK Term Loan B Lender represents that such Lender is a Treaty Lender. The Parties agree that any breach of the foregoing representation shall only result in the loss of an additional amount or indemnity payment by a UK Term Loan B Lender to the extent provided in Section 2.08(i) above, and no Loan Party shall claim any damages or losses as a result of, or arising from, such breach.
                         (k) A UK Term Loan B Lender shall file, as soon as practicable after the date it becomes a party to this Agreement, the appropriate forms pursuant to a Treaty for claiming relief from United Kingdom withholding taxes on interest payments hereunder. Notwithstanding the foregoing, no UK Term Loan B Lender shall be required to deliver any form pursuant to this paragraph (k) that such Lender is not legally able to deliver.
                         (l) If a UK Term Loan B Lender becomes aware that it is not, or has ceased to be, a Treaty Lender, it shall immediately notify any relevant Loan Party in respect of which it is a Lender of the UK Term Loan B.
ARTICLE III
[INTENTIONALLY OMITTED]
ARTICLE IV
FEES, PAYMENTS AND OTHER COMPENSATION
          Section 4.01 Audit and Collateral Monitoring Fees. Each Loan Party acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party or conduct audits, inspections or field examinations of any Loan Party and valuations or appraisals of any or all of the Collateral or business or enterprise valuations of the Loan Parties at any time and from time to time during normal business hours and, so long as no Event of Default has occurred and is continuing, upon reasonable prior notice, in a manner so as to not unduly disrupt the business of such Loan Party. The Borrowers agree to pay (i) $750 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations, and field examinations and (ii) the cost of all audits, appraisals and business valuations conducted by third party auditors or appraisers on behalf of the Agents. The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing, the Borrowers shall not be required to pay for more than 2 (in the aggregate) such visits, audits, inspections, and field examinations during any Fiscal Year.
          Section 4.02 Payments; Computations and Statements.
                         (a) The Borrowers will make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any

Business Day will be credited to the Loan Account on the next succeeding Business Day; provided that, solely for the purposes of Section 9.01(a), payments made by 5:00 p.m. (New York City time) on the day when due will be considered timely made. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of any Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and each Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of US Borrower with any amount due and payable by any Borrower under any Loan Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of US Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to US Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of US Borrower as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of US Borrower with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
                         (b) The Administrative Agent shall provide Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, the amount of charges to the Loan Account, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 45 days after the same is sent, shall be final and conclusive absent manifest error.

          Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
          Section 4.04 Apportionment of Payments. Subject to Section 2.02 and to any written agreement among the Agents or the Lenders:
                         (a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans as designated by the Person making payment when the payment is made.
                         (b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall:
                              (i) apply all payments by the US Loan Parties in respect of any Obligations and all proceeds of the Collateral pledged by the US Loan Parties (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (B) second, to pay interest due in respect of the Collateral Agent Advances until paid in full; (C) third, to pay principal of the Collateral Agent Advances until paid in full; (D) fourth, ratably to pay any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (E) fifth, ratably to pay interest due in respect of the Revolving Loans until paid in full; (F) sixth, ratably to pay principal of the Revolving Loans until paid in full; (G) seventh, ratably to pay any fees and indemnities then due to the Term Loan A Lenders until paid in full; (H) eighth, ratably to pay interest due in respect of Term Loan A until paid in full; (I) ninth, ratably to pay principal of Term Loan A until paid in full, (J) tenth, ratably to pay any fees and indemnities then due to the US Term Loan B Lenders until paid in full; (K) eleventh, ratably to pay interest due in respect of the US Term Loan B until paid in full; (L) twelfth, ratably to pay principal of the US Term Loan B until paid in full, (M) thirteenth, ratably to pay any fees and indemnities then due to the UK Term Loan B Lenders until paid in full; (N) fourteenth, ratably to pay interest due in respect of the UK Term Loan B until paid in full; (O) fifteenth, ratably to pay principal of the UK Term Loan B until paid in full, (P) sixteenth, ratably to pay any fees and indemnities then due to the Term Loan C Lenders until paid in full; (Q) seventeenth, ratably to pay interest due in respect of the Term Loan C until paid in full; (R) eighteenth, ratably to pay principal of the Term Loan C (inclusive of any Term Loan C PIK Amount) until paid in full, and (S) nineteenth, to the ratable payment of all other Obligations then due and payable until paid in full.
                              (ii) apply all payments by the Foreign Loan Parties in respect of any UK Obligations and all proceeds of the Collateral pledged by the Foreign Loan Parties (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents that are fairly attributable to the UK Obligations, until paid in full; (B) second, to pay interest due in respect of the Collateral Agent Advances made to or for the benefit of such Foreign Loan Parties, until paid in full; (C) third, to pay principal of the Collateral Agent Advances made to or for the benefit of such Foreign Loan Parties, until paid in full; (D) fourth, ratably to pay any fees and indemnities then due to the UK Term Loan B Lenders until paid in full; (E) fifth, ratably to pay interest due in respect of the UK Term Loan B until paid in full; (F) sixth, ratably to pay principal of the UK Term Loan B until paid in full, and (G) seventh, to the ratable payment of all other UK Obligations then due and payable until paid in full.
                         (c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by any Borrower specified by such Borrower to the Administrative Agent to be for the payment of Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.
                         (d) For purposes of Section 4.04(b), (other than clauses (i)(S) and (ii)(G) thereof) “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of such clauses (i)(S) and (ii)(G), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.
                         (e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.
          Section 4.05 Increased Costs and Reduced Return.
                         (a) If any member of the Lender Group shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any member of the Lender Group or any Person controlling any such member of the Lender Group, with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any member of the Lender Group or any Person controlling any such member of the Lender Group (in each case, whether or not having the force of law, but only if occurring after the Effective Date; each, a “Change in Law”), shall (i) subject such member of the Lender Group, or any Person controlling such member of the Lender Group to any tax, duty or other charge with respect to this Agreement or any Loan made by such member of the Lender Group, or change the basis of taxation of payments to such member of the Lender Group or any Person controlling such member of the Lender Group of any amounts payable hereunder (except for taxes on the overall net income of such member of the Lender Group or any Person controlling such member of the Lender Group), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such member of the Lender Group or any Person controlling such member of the Lender Group or (iii) impose on such member of the Lender Group or any Person controlling such member of the Lender Group any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such member of the Lender Group of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by such member of the Lender Group hereunder, then, upon demand by such member of the Lender Group, the Borrowers shall pay to such member of the Lender Group such additional amounts as will compensate such member of the Lender Group for such increased costs or reductions in amount.
                         (b) If any member of the Lender Group shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such member of the Lender Group or any Person controlling such member of the Lender Group, and such member of the Lender Group determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or such member of the Lender Group’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such member of the Lender Group’s or any such other controlling Person’s capital to a level below that which such member of the Lender Group or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or such member of the Lender Group’s other obligations hereunder (in each case, taking into consideration, such member of the Lender Group’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such member of the Lender Group, the Borrowers shall pay to such member of the Lender Group from time to time such additional amounts as will compensate such member of the Lender Group for such cost of maintaining such increased capital or such reduction in the rate of return on such member of the Lender Group’s or such other controlling Person’s capital.
                         (c) All amounts payable under this Section 4.05 shall bear interest from the date that is 10 days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate. A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrowers, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.
ARTICLE V
CONDITIONS TO LOANS
          Section 5.01 Conditions Precedent. The obligation of any Lender to make the initial Loans hereunder is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the conditions precedent set forth below:
                         (a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 or 12.04.
                         (b) Representations and Warranties; No Event of Default.
                              (i) The representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and
                              (ii) No Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from the making of the initial Loans under this Agreement.
                         (c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent, any Lender .
                         (d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

                              (i) a Security Agreement, duly executed by each US Loan Party;
                              (ii) the US Funds Flow Agreement, duly executed by US Borrower,
                              (iii) the Fee Letter, duly executed by Borrowers and Collateral Agent;
                              (iv) the Intercompany Subordination Agreement, duly executed by each Loan Party;
                              (v) a Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;
                              (vi) certified copies of all effective financing statements which name as debtor Parent or any of its Subsidiaries and which are filed in the offices referred to in clause (vii) above, together with copies of such financing statements, and the results of searches for any tax Lien and judgment Lien filed against such Person or its property;
                              (vii) satisfactory releases for all Liens (other than Permitted Liens) encumbering any portion of the Collateral;
                              (viii) termination and release agreements with respect to the Existing Loud Credit Facilities and all related documents, duly executed by the applicable Loan Parties and the Existing Loud Lenders, together with termination statements or Forms 403(a) for all financing statements or Companies House charges filed by the Existing Loud Lender and covering any portion of the Collateral;
                              (ix) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer, secretary, or assistant secretary thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;
                              (x) a certificate of an Authorized Officer, secretary, or assistant secretary of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;
                              (xi) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party that is not a UK Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

                              (xii) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party that is not a UK Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;
                              (xiii) a copy of the charter and by-laws, certificate of incorporation, memorandum and articles, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer, secretary, or assistant secretary of such Loan Party;
                              (xiv) opinions of Kirkland & Ellis LLP and Davis Wright Tremaine LLP, counsel to the Loan Parties, substantially in the form of Exhibit 5.01(d) and as to such other matters as the Collateral Agent may reasonably request;
                              (xv) a certificate of an Authorized Officer, secretary, or assistant secretary of each Loan Party, certifying as to the matters set forth in Section 5.01(b);
                              (xvi) a copy of the Financial Statements, together with a certificate of an Authorized Officer of the Parent certifying as to the accuracy and completeness in all material respects of the disclosure schedules relating to existing Indebtedness, pending or threatened litigation or claims and other contingent liabilities of the Parent and its Subsidiaries;
                              (xvii) a copy of the financial projections described in Section 6.01(g)(ii), which projections shall be satisfactory in form and substance to the Agents;
                              (xviii) a certificate of the chief financial officer of the Parent, setting forth in reasonable detail the calculations required to establish that, on a pro forma basis immediately after giving effect to the consummation of the Acquisition, the ratio of (A) the sum of the outstanding balance of Term Loan A and Term Loans B to (B) TTM EBITDA of Parent and its Subsidiaries (it being understood that Target shall be deemed to be a Subsidiary of Parent for all times during the period covered) as of the Closing Date does not exceed 4.0:1.00;
                              (xix) a certificate of the chief financial officer of the Parent, certifying as to the Solvency of Parent and its Subsidiaries (including Target and its Subsidiaries), taken as a whole, which certificate shall be reasonably satisfactory in form and substance to the Collateral Agent;
                              (xx) a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, LIBOR Notices, and all other notices under this Agreement and the other Loan Documents;
                              (xxi) copies of (a) the Acquisition Documents, (b) the Management Agreement, and (c) the other Material Contracts as in effect on the Effective Date,

certified as true and correct copies thereof by an Authorized Officer of the Parent, together with a certificate of an Authorized Officer of the Parent stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any material respect with respect to any of its obligations under such agreements;
                              (xxii) an executed copy of the accountant’s engagement letter from the accountants that will provide the statutory auditor’s report for the purposes of section 156(4) of the Companies Act (the “Statutory Report”) and the auditors non-statutory comfort letter to the Agents relating to the giving of financial assistance by the Target (the “Non-Statutory Letter”); and
                              (xxiii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.
                         (e) Material Adverse Effect. The Collateral Agent shall have determined, in its reasonable judgment, that no event or development shall have occurred since December 31, 2006 which could reasonably be expected to result in a Material Adverse Effect.
                         (f) [intentionally omitted]
                         (g) [intentionally omitted].
                         (h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent, and the Collateral Agent shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent may reasonably request.
                         (i) [intentionally omitted].
                         (j) Due Diligence. The Agents shall have completed their business and legal due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion. Without limiting the foregoing, the Collateral Agent shall have received a quality of earnings report from a third party accounting firm, the results of which shall be acceptable to Collateral Agent in its sole and absolute discretion.
                         (k) Management Agreement. The Management Agreement and the terms and provisions thereof shall be in form and substance reasonably satisfactory to the Collateral Agent.
                         (l) Availability. After giving effect to all Loans to be made on the Effective Date, the Availability (without giving effect to any reserves) shall not be less than $10,000,000. US Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of US Borrower certifying as to the calculation of Availability.

     Section 5.02 Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan is subject to the fulfillment of each of the following conditions precedent:
          (a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including Sections 2.06 and 12.04.
          (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the applicable Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date, and (ii) at the time of and immediately after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made.
          (c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent, any Lender.
          (d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.
     Section 5.03 Conditions Precedent to UK Term Loan B. The obligation of any Agent or the UK Term Loan B Lenders to make UK Term Loan B is subject to the fulfillment of each of the following additional conditions precedent:
          (a) Delivery of Documents. The Collateral Agent shall have received on or before the UK Term Loan B Effective Date the following, each in form and substance satisfactory to the Collateral Agent:
               (i) the UK Funds Flow Agreement, duly executed by UK Borrower,
               (ii) the UK Security Documents, duly executed by Parent and each UK Loan Party (other than Martin and Martin Distribution);
               (iii) the original stock certificates (or, in the case of a UK company, original share certificates) representing all of the Capital Stock (or, in the case of a UK company, the entire issued share capital) owned by any Loan Party and all promissory notes of each such Loan Party, accompanied by undated stock powers (or, in the case of a UK company, stock transfer forms) executed in blank and other proper instruments of transfer;

               (iv) the Intercompany Loan Agreement, duly executed and delivered by US Borrower, UK Borrower and Martin;
               (v) the Bank of Montreal Letter Agreement, duly executed and delivered by each Borrower and by the Bank of Montreal;
               (vi) Collateral Agent shall have received search results from the public records held at Companies House in England and Wales indicating that no charges have been registered against Parent or any of its Subsidiaries (including Target and its Subsidiaries) or, to the extent that a charge is registered, the necessary termination and release documentation must be provided;
               (vii) termination and release agreements with respect to the Existing Martin Credit Facilities and all related documents, duly executed by Martin and/or Martin Distribution, as applicable, and the Existing Martin Lenders, together with Forms 403(a) for all financing statements or Companies House charges filed by the Existing Martin Lender and covering any portion of the Collateral;
               (viii) a termination and release agreement with respect to the Existing ISIS Loan Stock and all related documents, duly executed by Martin and/or Martin Distribution, as applicable, and the Existing ISIS Lenders, together with Forms 403(a) for all financing statements or Companies House charges filed by the Existing ISIS Lender and covering any portion of the Collateral;
               (ix) a legal opinion of Kirkland & Ellis International LLP, counsel to the UK Loan Parties, as to matters of English law in respect of the corporate existence and authority of each UK Loan Party and due execution of the Loan Documents by the UK Loan Parties;
               (x) a legal opinion of Paul Hastings, counsel to the Lender Group, as to matters of English law as to the enforceability of the Loan Documents governed by English law;
               (xi) the Loan Parties shall have received all material licenses, approvals or evidence of other actions required by the German Federal Cartel office and any Governmental Authority (including under HSR if applicable) in connection with the execution and delivery by the UK Borrower of the Acquisition Documents and with the consummation of the transactions contemplated thereby.
          (b) Consummation of Acquisition. Substantially concurrently with the making of the initial Loans, (i) UK Borrower shall have purchased pursuant to the Acquisition Agreement (no provision of which shall have been amended or otherwise modified or waived without the prior written consent of the Agents), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the Capital Stock of the Target for a purchase price not in excess of $34,000,000, (ii) the proceeds of UK Term Loan B shall have been applied in full to pay the purchase price payable pursuant to the Acquisition Agreement for the Acquisition Assets and the closing and other costs relating thereto, (iii) Sellers have fully performed in all material respects all of the obligations to be performed by it under the

Acquisition Agreement, and (iv) UK Borrower has fully performed in all material respects all of the obligations to be performed by it under the Acquisition Agreement except to the extent the nonperformance has been waived in writing by Sellers, or in any case, where such failure to perform does not materially adversely affect the Lenders.
     Section 5.04 Conditions Subsequent to All Loans. The Loan Parties agree to fulfill, on or before the date applicable thereto, each of the following conditions subsequent (the failure by the Loan Parties to so perform or cause to be performed any of the following shall constitute an immediate Event of Default hereunder):
          (a) On or before the date that is 30 days after the Effective Date, Collateral Agent shall have received evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request or, in the case of the Loan Parties, an assignee of the proceeds of each insurance policy under the term of the UK Debentures, and providing that such policy may be terminated or cancelled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee or endorsements otherwise in form and substance reasonably satisfactory to the Collateral Agent;
          (b) On or before the date that is 45 days after the UK Term Loan B Effective Date, Target and UK Borrower shall (i) deliver to the Agents forms 155(6)(a) and forms 155(6)(b) (the “Forms 155”), which have been executed by the directors of the Target and its Subsidiaries (as necessary), (ii) deliver to the Agents the Statutory Report, appended to the Forms 155, (iii) deliver to the Agents the Non-Statutory Letter; (iv) deliver to the Agents a board resolution from the directors of Target and its Subsidiaries approving the giving of the financial assistance, and (v) otherwise comply in all respects with Sections 151 to 158 of the Companies Act and any equivalent legislation including in relation to the execution of the UK Security Documents and payment of amounts due under this Agreement; and
          (c) If, on or before the date that is 45 days after the Effective Date, the Facility has not been sold for an amount of Net Cash Proceeds that is not less than the fair market value of the Facility, US Borrower shall deliver to Collateral Agent each of the following on or before the date that is 45 days after the Effective Date:
               (i) a Mortgage, duly executed by US Borrower with respect to the Facility;
               (ii) evidence of the delivery of the Mortgage to the title insurance company issuing the Title Insurance Policy for recording of the Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder, together with a Title Insurance Policy (including so-called “gap coverage”) with respect to the Mortgage dated as of the date of the Mortgage;

               (iii) satisfactory environmental reviews of the Facility, in form and substance and by an independent firm reasonably satisfactory to the Collateral Agent; and
               (iv) a survey of the Facility, in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy;
          (d) On or before the date that is 45 days after the UK Term Loan B Effective Date, Target and its Subsidiaries shall be joined as Foreign Guarantors with respect to the UK Obligations under this Agreement and shall execute and deliver such UK Security Documents and other Loan Documents and other agreements, opinions, certificates and other documents as Collateral Agent shall require, together with such other agreements, opinions and other documents that would be required pursuant to Section 7.01(b) if the Target and its Subsidiaries were not Subsidiaries on the Effective Date;
          (e) Within 30 days after the Effective Date, the Loan Parties shall either (i) deliver to Collateral Agent releases of any notices of Lien filed by U.S. Bank with respect to the intellectual property of Parent and its Subsidiaries, each executed and delivered by U.S. Bank and in form and substance reasonably satisfactory to Collateral Agent, or (ii) move their deposit accounts and other banking relationships from U.S. Bank to another financial institution that is reasonably satisfactory to Collateral Agent and close each of their deposit accounts currently maintained with U.S. Bank; and
          (f) If (i) an Event of Default has occurred and is continuing, or (ii) US Borrower’s Excess Availability plus Qualified Cash is less than $3,500,000, the Collateral Agent shall be entitled to require the Credit Parties to execute and deliver documents requested by Agents to perfect a security interest in the assets of any Credit Party organized under the laws of Canada or a province thereof to secure the UK Obligations.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:
          (a) Organization, Good Standing, Etc. Each Credit Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of jurisdictions of foreign qualification, where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except where any such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to result in a Material Adverse Effect.
          (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.
          (d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.
          (e) Subsidiaries. As of the Effective Date, Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Parent. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on Schedule 6.01(e), all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. There are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.
          (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the actual knowledge of any Loan Party, threatened action, suit or proceeding affecting any Credit Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.
          (g) Financial Condition.
               (i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, have been prepared in accordance with GAAP, consistently applied, are accurate and complete in all material respects, are consistent with the books and records of Sellers (which, in turn, are accurate and complete in all material respects), and since December 31, 2006 no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.
               (ii) The Parent has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from March 31, 2007, through December 31, 2008, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2007 through 2012, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, are believed by the Parent at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Parent, and have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent.
          (h) Compliance with Law, Etc. No Credit Party is in violation of (i) its organizational documents, (ii) any law, rule, regulation, judgment or order of any Governmental Authority applicable to it, (iii) any of its property or assets, or (iv) any material term of any agreement or instrument (including any Material Contract) binding on or otherwise affecting it or any of its properties, except, in the case of clauses (ii)-(iv), to the extent such violations could not reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.
          (i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in compliance with ERISA and the IRC, except as could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and, to the knowledge of the Loan Parties, since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth on Schedule 6.01(i), no Credit Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability, except as could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect. Except as could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect, no Credit Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Except as could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect, there are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Credit Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as set forth on Schedule 6.01(i) or except as required by Section 4980B of the Internal Revenue Code, no Credit Party maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.
          (j) Taxes, Etc. All Federal and material state and local tax returns and other reports required by applicable law to be filed by any Credit Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Credit Party or any property of any Credit Party and which have become due and payable have been paid (other than taxes, assessments or governmental charges in an aggregate amount at any one time not to exceed $100,000), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
          (k) Regulations T, U and X. No Credit Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
          (l) Nature of Business. No Credit Party is engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related or incidental thereto.

          (m) Adverse Agreements, Etc. No Credit Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or could reasonably be expected to result in, a Material Adverse Effect.
          (n) Permits, Etc. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent such failure to obtain or noncompliance could not reasonably be expected to result in a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to result in a Material Adverse Effect.
          (o) Properties.
               (i) Each Credit Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty (to the extent fully covered by insurance subject to a deductible) excepted. Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Credit Party. As of the Effective Date, each Credit Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.
               (ii) Schedule 6.01(o) sets forth as of the Effective Date with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, except to the extent that the failure of such Lease to be valid and enforceable or in full force and effect could not reasonably be expected to result in a Material Adverse Change. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Credit Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). To the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Credit Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease, except to the extent such event could not reasonably be expected to result in a Material Adverse Effect..
          (p) Full Disclosure. Each Credit Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.
          (q) [Intentionally Omitted].
          (r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Credit Party are in compliance with all Environmental Laws except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by any Credit Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Credit Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Credit Party or any predecessor in interest nor does any Credit Party have knowledge or notice of any threatened or pending Environmental Action against any Credit Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Credit Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or operated by a Credit Party has been used as a treatment or disposal site for any Hazardous Material except to the extent that any such use could not reasonably be expected to result in a Material Adverse Effect; (vi) no Credit Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Credit Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Credit Party’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) no Credit Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect of any of its properties as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
          (s) Insurance. Each Credit Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Credit Party on the Effective Date.
          (t) Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance existing Indebtedness of US Borrower owed under the Existing Loud Credit Facilities, (b) refinance existing Indebtedness of Target owed under the Existing Martin Credit Facility to the Existing Martin Lenders and owed under the Existing ISIS Loan Stock to the Existing ISIS Lenders, (c) finance the payment of a portion of the consideration payable to complete the Acquisition, (d) pay fees and expenses in connection with the transactions contemplated hereby, and (e) fund working capital of the Borrowers.
          (u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties on a consolidated basis are Solvent.
          (v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
          (w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Credit Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, patents, patent applications, trademarks, trademark applications, service marks, copyrights, and copyright applications of each Credit Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Credit Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, no patent, invention, device, application, or principle is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          (x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Credit Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Credit Party that is a party thereto and, to the knowledge of such Credit Party, all other parties thereto in accordance with its terms, except to the extent that the failure of such Material Contract to be in full force and effect or binding upon and enforceable against the parties thereto could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect, (ii) has not been otherwise amended or modified, except for amendments or modifications which could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect, and (iii) is not in default due to the action of any Credit Party or, to the knowledge of any Credit Party, any other party thereto, except to the extent that any such default could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect.
          (y) Investment Company Act. None of the Credit Parties is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
          (z) Employee and Labor Matters. Except as set forth on Schedule 6.01(y), there is (i) no unfair labor practice complaint pending or, to the knowledge of any Credit Party, threatened against any Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Credit Party which arises out of or under any collective bargaining agreement, in each case that could reasonably be expected to result in an Individual Loan Party Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action against any Credit Party or (iii) to the knowledge of any Credit Party, no union representation question existing with respect to the employees of any Credit Party and no union organizing activity taking place with respect to any of the employees of any Credit Party. No Credit Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Credit Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Credit Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (aa) Customers and Suppliers. There exists no actual termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Credit Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Credit Party are individually or in the aggregate material to the business or operations of such Credit Party, or (ii) any Credit Party, on the one hand, and any material supplier thereof, in each case to the extent that such termination, cancellation or limitation, or modification could reasonably be expected to result in an Individual Loan Party Material Adverse Effect.

          (bb) No Bankruptcy Filing. No Credit Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Credit Party’s assets or property, and no Credit Party has any knowledge of any Person contemplating the filing of any such petition against it.
          (cc) Separate Existence. All customary formalities regarding the separate existence of each Credit Party have been at all times since the Effective Date observed.
          (dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Credit Party, (ii) the jurisdiction of organization of each Credit Party, (iii) the organizational identification number or registration number of each Credit Party (or indicates that such Credit Party has no organizational identification number or registration number), (iv) each place of business of each Credit Party, (v) the chief executive office of each Credit Party and (vi) the federal employer identification number of each Credit Party, if any.
          (ee) Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all registered tradenames used by each Credit Party.
          (ff) Locations of Collateral. There is no location at which any Credit Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time or otherwise permitted under Section 7.01(l). Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Credit Party is stored. None of the receipts received by any Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.
          (gg) Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby. Upon the filing of the financing statements described in Section 5.01(d)(viii), such security interests in and Liens on the Collateral granted thereby shall be perfected, to the extent perfection can be accomplished through such filings, first priority security interests (subject to Permitted Liens), and, except as contemplated by the Security Agreement and the UK Security Documents, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.
          (hh) [Intentionally Omitted].
          (ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects at the time as of which such representations were made, on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

          (jj) Acquisition Documents and Required Equity Documents. As of the Effective Date, the UK Borrower has delivered to the Agents a complete and correct copy of the material Acquisition Documents (including all schedules, exhibits, amendments, supplements, modifications, and assignments). No Credit Party that is a party thereto is in default in the performance or compliance with any provisions thereof. The Acquisition Documents comply in all material respects with, and the Acquisition has been consummated in accordance with, in all material respects, all applicable laws (including HSR). The Acquisition Documents and the Required Equity Documents are in full force and effect as of the Effective Date and have not been terminated, rescinded or withdrawn as of such date. The execution, delivery and performance of the Acquisition Documents and the Required Equity Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) consents or approvals that have been obtained and that are still in full force and effect, or (ii) consents or approvals that have been waived so long as the terms of such waiver have been fully disclosed to the Agents. As of the Effective Date, to the best of the Credit Parties’ knowledge, none of the representations or warranties of any other Person in any Acquisition Document or Required Equity Document contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not materially misleading.
ARTICLE VII
COVENANTS OF THE LOAN PARTIES
     Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (other than unasserted contingent indemnification Obligations ) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will and will cause each of its Subsidiaries to:
          (a) Reporting Requirements. Furnish to each Agent and each Lender:
               (i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes, together with a comparison of such financial statements to the figures set forth in the projections covering such fiscal quarter and a management discussion of the variances, if any, from such projections;

               (ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Collateral Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with (I) a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof, and (II) a comparison of such financial statements to the figures set forth in the projections covering such Fiscal Year and a management discussion of the variances, if any, from such projections;
               (iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, in each case, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;
               (iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03;
               (v) as soon as available and in any event within 15 days after the end of each fiscal month of the Parent and its Subsidiaries, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the US Borrower as being accurate and complete (A) listing all Accounts Receivable of the US Borrower and its Subsidiaries as of such day, which shall include the amount and age of each Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month and such other information as any Agent may request, (B) listing all accounts payable of the US Borrower and its Subsidiaries as of each such day which shall include the amount and age of each account payable and such other information as any Agent may request, and (C) listing all Inventory of the US Borrower and its Subsidiaries as of each such day, and containing a breakdown of such Inventory by type and amount, the cost (unless the current market value is lower), by location, the warehouse and production facility location and such other information as any Agent may reasonably request, all in detail and in form reasonably satisfactory to the Agents;
               (vi) as soon as available and in any event within 3 Business Days after the end of each week commencing with the first week ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the Friday of the immediately preceding week, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may reasonably request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent in good faith disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Administrative Borrower and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent’s good faith judgment shall control;
               (vii) no later than 45 days after the commencement of each Fiscal Year, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(A), displayed on a month by month basis and otherwise in form and substance reasonably satisfactory to the Agents for such Fiscal Year for the Parent and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;
               (viii) promptly after any Credit Party knows that any Governmental Authority is commencing a material non-routine investigation against it, notice of such investigation and, thereafter, prompt reporting of any information relative to such investigation requested by either of the Agents;

               (ix) as soon as possible, and in any event within 3 Business Days of an Authorized Officer’s knowledge of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Parent setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Credit Party proposes to take with respect thereto;
               (x) (A) as soon as possible and in any event within 10 days after any Credit Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred that could reasonably be expected to result in any liability to a Credit Party, (2) any other Termination Event with respect to any Employee Plan has occurred that could reasonably be expected to result in any liability to a Credit Party, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the US Borrower setting forth the details of such occurrence and the action, if any, which such Credit Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 10 days after receipt thereof by any Credit Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Credit Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan, (D) promptly and in any event within 10 days after any Credit Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 10 days after receipt thereof by any Credit Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Credit Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA which could reasonably be expected to result in a Material Adverse Effect or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Credit Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Credit Party or such ERISA Affiliate thereof;
               (xi) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Credit Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
               (xii) copies of any material notices that any Credit Party executes or receives in connection with any Material Contract if the notice concerns a materially adverse development regarding such Material Contract;

               (xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Credit Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;
               (xiv) promptly upon receipt thereof, copies of all financial reports (including management letters), if any, submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof;
               (xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Credit Party as any Agent may from time to time may reasonably request.
          (b) Additional Guaranties and Collateral Security. Cause:
               (i) each Subsidiary of any Loan Party created or acquired after the Effective Date (the “New Subsidiary”) to execute and deliver to the Collateral Agent promptly and in any event within 10 days after the formation or acquisition thereof (A) a Guaranty (B) a Security Agreement (in the case of a Domestic Subsidiary) or UK Security Documents (in the case of a Subsidiary that is incorporated or organized under the laws of England and Wales), together with (I) certificates (if any) evidencing all of the Capital Stock of such Domestic Subsidiaries owned by such New Subsidiary, (II) undated stock powers executed in blank, and (III) such opinions of counsel and such approving certificate of such Subsidiaries as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) if such New Subsidiary has a fee interest in any real property that would constitute After Acquired Property if it were acquired by a Loan Party, one or more Mortgages creating on such real property a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey of such real property and a surveyor’s certificate, a Phase I Environmental Site Assessment with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent, together with such other agreements, instruments, and documents as the Collateral Agent may reasonably require whether comparable to the documents required under Section 7.01(o) or otherwise, and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage, or otherwise to effect the intent that such New Subsidiary shall become bound by all of the terms, covenants, and agreements contained in the Loan Documents and that all property and assets of such New Subsidiary shall become Collateral for the Obligations; provided that (X) any Guaranty, Security Agreement, or Mortgage that is executed and delivered by any New Subsidiary of a Loan Party that is a CFC pursuant to the requirements set forth above in this clause (b)(i) shall be limited to the UK Obligations, and (Y) if such New Subsidiary has any first-tier Subsidiaries that are CFCs, and pledging or hypothecating more than 65% of the total outstanding voting Capital Stock shall only secure the UK Obligations and shall not secure the US Obligations; and

               (ii) each Loan Party that is the owner of the Capital Stock of such New Subsidiary to execute and deliver promptly and in any event within 10 days after the formation or acquisition of such New Subsidiary (A) certificates (if any) evidencing all of the Capital Stock of such New Subsidiary, (B) undated stock powers or other appropriate instruments or assignment executed in blank, (C) such opinions of counsel and such approving certificate of such New Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (D) such other agreements, instruments, approvals, legal opinions, or other documents reasonably requested by the Collateral Agent.
          (c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (excluding Environmental Laws, which are the subject of Section 7.01(j) below), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties (other than taxes, assessments and governmental charges or levies or any other such lawful claims of a Governmental Authority in an aggregate amount at any one time not to exceed $100,000), and (ii) paying all other lawful claims of a Governmental Authority which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
          (d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its good standing in the jurisdiction of its organization, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to maintain and preserve such rights and privileges or to become or remain duly qualified and in good standing in a foreign jurisdiction could not reasonably be expected to have a Material Adverse Effect.
          (e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.
          (f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the Agents and representatives of any Agent at any time and from time to time during normal business hours and upon reasonable notice, at the expense of the Borrowers (subject to the limitations set forth in Section 4.01), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

          (g) Maintenance of Properties, Etc. (i) Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, except to the extent any such failure to preserve could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect, and (ii) comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent any such noncompliance could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect.
          (h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Credit Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Credit Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
          (i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business except where the failure to obtain, maintain and preserve could not reasonably be expected to have a Material Adverse Effect.
          (j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens except for deed restrictions and other institutional controls that are utilized in connection with any mandatory remedial actions at such property; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release, except for such Releases or Remedial Actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Credit Party or any of its Subsidiaries, except for deed restrictions and other institutional controls that are utilized in connection with any mandatory remedial actions at such property; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party or any of its Subsidiaries, except for Environmental Actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and (C) notice of a violation, citation or other administrative order, except for violations, citations, or other administrative orders that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any Hazardous Materials on any property at any time owned or occupied by any Credit Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law or (E) any Environmental Action filed against any Agent or any Lender; provided, that none of the Parent or its Subsidiaries shall have any obligations to indemnify any Agent or any Lender to the extent that any of the above results directly from the gross negligence or willful misconduct of such Agent or Lender as determined in a final judgment by a court of competent jurisdiction.
          (k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge, and deliver, at its sole cost and expense, such agreements, instruments, or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Credit Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) if a Loan Party has failed to comply with its undertakings in this Section after a written request therefore, authorizes each Agent to execute any such agreements, instruments, or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.
          (l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days prior written notice of any change in the location (other than equipment out for repair, samples, Equipment at employee’s homes) of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) and any new locations acquired after the Closing and added to such Schedule by written notice to the Agents, and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon, and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.
          (m) Landlord Waivers; Collateral Access Agreements.
               (i) At any time any Collateral with a book value in excess of $150,000 is stored on any real property of any Borrower or any other Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by such Borrower or any other Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance reasonably satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; provided, that in the event the Loan Parties are unable to obtain any such written subordination or waiver the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral; and
               (ii) Use commercially reasonable efforts to obtain written access agreements, in form and substance reasonably satisfactory to the Collateral Agent, providing access to Collateral with a book value in excess of $150,000 stored on any premises not owned by any Borrower or any other Loan Party in order to remove such Collateral from such premises during an Event of Default; provided, that in the event the Loan Parties are unable to obtain any such written access agreements, the Administrative Agent may, in its reasonable discretion, establish such reserves as it deems necessary with respect to any such Collateral; provided that with respect to locations in Canada, the Netherlands, and China, the Loan Parties shall only be required to perform the actions in clauses (i) and (ii) upon the request of Collateral Agent.
          (n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Subsidiaries, to be subordinated in right of payment and security to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent if requested.
          (o) After Acquired Property. Upon the acquisition by it or any of its Subsidiaries of any After Acquired Property, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current estimated fair market value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority Lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, and (vi) such other documents or instruments (including opinions of counsel) as the Collateral Agent may reasonably require. The Borrowers shall pay all fees and expenses, including reasonable attorneys fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).
          (p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such fiscal year of Parent and its Subsidiaries (and appropriate related changes to this Agreement).
          (q) Borrowing Base. Maintain all Revolving Loans in compliance with the then current Borrowing Base.
     Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (other than unasserted contingent indemnification Obligations ) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not and shall not permit any of its Subsidiaries to:
          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Borrowing Base other than (i) the Liens of the Collateral Agent for the benefit of the Agents and the Lenders, and (ii) Permitted Liens that have priority over the Collateral Agent’s Liens under applicable law so long the Administrative Agent has imposed a reserve against the Borrowing Base in an amount equal to the Indebtedness secured by such Liens.
          (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
          (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that
               (i) Parent and its Subsidiaries may enter into Permitted Mergers; and
               (ii) any Loan Party and its Subsidiaries may make Permitted Dispositions.
          (d) Change in Nature of Business; Change in Independent Certified Public Accountant. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l), or acquire any material properties or assets that are not reasonably related to the conduct of such business activities. Make any change in its independent certified public accountant without the prior written consent of the Collateral Agent.
          (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase all or substantially all of the assets of any other Person, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (except for an increase in value thereof) (ii) loans and advances by US Borrower to Target pursuant to the Intercompany Loan Agreement, and loans from US Loan Parties to any other US Loan Party and Foreign Loan Parties to any other Foreign Loan Party (iii) Permitted Investments, (iv) loans to employees of the Loan Parties to enable them to purchase Capital Stock of the Parent, so long as the transaction is consummated on a non-cash basis, investments in direct and indirect Subsidiaries of Parent in existence on the Closing Date in the form of Capital Stock issued by Parent’s Subsidiaries, to the extent that such Capital Stock is described on Schedule 6.01(e).
          (f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction.
          (g) Financial Assistance. Use any of the proceeds of any Loan under this Agreement or act in any way that infringes with Section 151 of the Companies Act or other statutory obligation whether in England and Wales or elsewhere.
          (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Credit Party or any direct or indirect parent of any Credit Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Credit Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Credit Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Credit Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Credit Party; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result therefrom (A) any Subsidiary of US Borrower may pay dividends or make advances to the US Borrower, (B) so long as Availability plus Qualified Cash both before and after giving effect thereto is not less than $3,500,000, the Parent may pay the management fees payable pursuant to the Management Agreement and make payments in respect of reasonable out-of-pocket expense reimbursements required to be made pursuant to the terms of the Management Agreement, provided, that such reasonable out-of-pocket expense reimbursements may be paid regardless of the existence of any Default or Event of Default, and regardless of the amount of Availability maintained by US Borrower, (C) so long as Availability plus Qualified Cash both before and after giving effect thereto is not less than $3,500,000, the Parent may repurchase or redeem Capital Stock issued to employees of US Borrower in an aggregate amount not to exceed $250,000 pursuant to any employee stock ownership play upon the termination, retirement or death of any such employee in accordance with the provision of such plan; and (D) the Parent may pay dividends in the form of common Capital Stock.
          (i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

          (j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business for fair consideration and on terms and conditions at least as favorable as would be obtained by such Loan Party at that time in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party and (iii) transactions permitted by Section 7.02(e) or (h).
          (k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Credit Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Credit Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Credit Party or any of its Subsidiaries, (iii) to make loans or advances to any Credit Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Credit Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:
          (A) this Agreement and the other Loan Documents;
          (B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);
          (C) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);
          (D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or
          (E) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.
          (l) Limitation on Issuance of Capital Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by the Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.
          (m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including the Intercompany Note and any other purchase agreement, indenture, loan agreement, or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness other than (A) the Obligations, (B) to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”, or (C) prepayments of Indebtedness permitted under (I) clause (c) or clause (d) of the definition of “Permitted Indebtedness” with the proceeds of a Disposition of the assets securing such Indebtedness so long as the Liens on such assets, and such Disposition, are expressly permitted hereunder, and (II) clause (k) of the definition of “Permitted Indebtedness”, (iii) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing except as permitted by the foregoing Section 7.02(m)(ii)(C), (iv) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (v) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (v) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (vi) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Management Agreement in a manner adverse to the Lenders or the Credit Parties.
          (n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
          (o) [Intentionally Omitted].
          (p) ERISA. Except where any failure to comply could not reasonably be expected to result in an Individual Loan Party Material Adverse Effect, (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in

Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law (other than those plans already adopted and set forth on Schedule 7.02(p)); (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.
          (q) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.
          (r) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract, in each case that could reasonably be expected to result in an Individual Loan Party Material Adverse Effect.
     Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, or any other Obligation (other than unasserted contingent indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not:
          (a) Consolidated Leverage Ratio. Permit the ratio of Consolidated Funded Indebtedness (net of Qualified Cash) of Parent and its Subsidiaries as of the last day of any fiscal quarter set forth below to TTM EBITDA of Parent and its Subsidiaries for the period ended as of the last day of such fiscal quarter to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Consolidated Leverage Ratio
June 30, 2007	4.62:1.00
September 30, 2007	4.58:1.00
December 31, 2007	4.50:1.00
March 31, 2008	4.16:1.00
June 30, 2008	3.97:1.00
September 30, 2008	3.83:1.00
December 31, 2008	3.72:1.00
March 31, 2009	3.48:1.00
June 30, 2009	3.41:1.00
September 30, 2009	3.21:1.00
December 31, 2009 and the last day of each fiscal quarter of Parent thereafter	3.03:1.00

          (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for the period of 4 consecutive fiscal quarters ended as of the last day of any fiscal quarter set forth below to be less than the applicable ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
June 30, 2007	1.22:1.00
September 30, 2007	1.20:1.00
December 31, 2007	1.18:1.00
March 31, 2008	1.25:1.00
June 30, 2008	1.27:1.00
September 30, 2008	1.24:1.00
December 31, 2008	1.19:1.00
March 31, 2009	1.28:1.00
June 30, 2009	1.35:1.00
September 30, 2009	1.41:1.00
December 31, 2009 and the last day of each fiscal quarter of Parent thereafter	1.48:1.00
          (c) TTM EBITDA. Permit TTM EBITDA of the Parent and its Subsidiaries as the last day of any fiscal quarter set forth below to be less than the applicable amount set forth opposite such date:

Fiscal Quarter End	TTM EBITDA
June 30, 2007	$21,000,000
September 30, 2007	$20,300,000
December 31, 2007	$20,000,000
March 31, 2008	$21,000,000
June 30, 2008	$21,700,000
September 30, 2008	$21,900,000
December 31, 2008	$21,900,000
March 31, 2009	$22,800,000
June 30, 2009	$23,000,000
September 30, 2009	$23,300,000
December 31, 2009 and the last day of each fiscal quarter of Parent thereafter	$23,500,000
          (d) Capital Expenditures. Make Capital Expenditures in any Fiscal Year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2007	$3,700,000
Fiscal Year 2008	$4,300,000
Fiscal Year 2009	$4,300,000
Fiscal Year 2010	$4,300,000
Fiscal Year 2011	$4,300,000
provided that if the amount of the Capital Expenditures permitted to be made in any calendar year as set forth in the above table is greater than the actual amount of the Capital Expenditures actually made in such calendar year (such amount, the “Excess Amount”), then 100% of such Excess Amount (the “Carry-Over Amount”) may be carried forward to the next succeeding calendar year; provided further that the Carry-Over Amount applicable to one calendar year may not be carried forward to another calendar year.
ARTICLE VIII
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
     Section 8.01 Collection of Accounts Receivable; Management of Collateral.
          (a) On or prior to the date that is (i) 30 days after the Effective Date with respect to the US Loan Parties and (ii) 45 days after the Effective Date with respect to Foreign Loan Parties, the Loan Parties shall assist the Administrative Agent in establishing, and, during the term of this Agreement, maintaining blocked accounts (the “Blocked Accounts”) with respect to the Loan Parties’ and their respective Subsidiaries’ principal concentration accounts with the financial institution set forth on Schedule 8.01 hereto (the “Blocked Account Bank”), and entering into a control agreement relating to the Blocked Account with the applicable Loan Party, Collateral Agent, and the Blocked Account Bank. Each Loan Party and each of their respective Subsidiaries shall irrevocably instruct its Account Debtors, with respect to their Accounts Receivable, to remit all payments to be made by them, whether by means of checks or other drafts or by wire transfer or by Automated Clearing House, Inc. payment, to a Blocked Account and shall instruct the Blocked Account Bank to deposit all amounts received by it to a Blocked Account at such Blocked Account Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Each Loan Party and each of their respective Subsidiaries will enforce, collect and receive all amounts owing on their Accounts Receivable for the Agents’ benefit and on the Administrative Agent’s behalf, but at such Loan Party’s expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuation of a Triggering Event. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party or any of their respective Subsidiaries from any Account Debtor, as proceeds from their Accounts Receivable, or as proceeds of any other Collateral, shall be held by such Loan Party or such Subsidiaries in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party or such Subsidiaries in original form and no later than the next Business Day after receipt thereof into a Blocked Account. The Loan Parties and such Subsidiaries shall not commingle such collections with their own funds or with the proceeds of any assets not included in the

Collateral. All funds received in the Blocked Accounts (i) after the occurrence and during the continuance of a Triggering Event, upon request by Collateral Agent, shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Payment Office to be credited to the Administrative Agent’s Account for application at the end of each Business Day when such funds are received in Administrative Agent’s Account to reduce the then principal balance of the Loans in accordance with Section 4.04, conditional upon final payment to the Administrative Agent, and (ii) at all other times, may be transferred to an operating account of US Borrower. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.
          (b) So long as no Event of Default has occurred and is continuing, the Loan Parties and their respective Subsidiaries may enforce, collect and receive all amounts owing on the Accounts Receivable. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment or notice of the Lenders’ security interest to any and all Account Debtors and, thereafter, the Collateral Agent shall have the sole right to collect the Accounts Receivable and payment intangibles of the Loan Parties and their respective Subsidiaries or take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Loan Parties and their Subsidiaries shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable or payment intangible, compromise or settle any Account Receivable or payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.
          (c) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as such Loan Party’s attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable or payment intangibles of such Loan Party, (ii) sign such Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of such Loan Party, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, assignments and verifications of Accounts Receivable or payment intangibles and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, (iii) send verification of Accounts Receivable of such Loan Party, and (iv) notify the Postal Service authorities to change the address for delivery of mail addressed to such Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence, bad faith, or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.
          (d) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence, bad faith, or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of any Loan Party or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.
          (e) If any Account Receivable of any Loan Party includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for such Loan Party’s account and to charge the Borrowers therefor. The Borrowers shall notify the Agents if any Account Receivable of any Loan Party includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.
          (f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.
     Section 8.02 Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules or information as any such Agent may require relating to the Accounts Receivable, including sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Loan Parties’ failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Borrowers shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrowers’ industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If any Borrower becomes aware of anything materially detrimental to any of the Borrowers’ customers’ credit, the Borrowers will promptly advise the Agents thereof.

     Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Agents and the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge or grant a security interest in each and every item of said Collateral; (b) as of the date of the Borrowing Base report most recently delivered to either Agent, each Account Receivable identified by any Borrower as an Eligible Account Receivable in such Borrowing Base report submitted to the Agents shall be a good and valid account representing a bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto; (c) it will give the Agents prompt notice if any Eligible Account Receivable in excess of $250,000 and identified by any Borrower as an Eligible Account Receivable in a Borrowing Base report submitted to the Agents shall become subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party’s business and as otherwise disclosed to the Agents; (d) none of the transactions underlying or giving rise to any Account Receivable identified by any Borrower as an Eligible Account Receivable in a Borrowing Base report submitted to either Agent shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) as of the date of the Borrowing Base report most recently delivered to either Agent, no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time any Account Receivable identified by any Borrower as an Eligible Account Receivable in such Borrowing Base report submitted to either Agent is created; (f) as of the date of the Borrowing Base report most recently delivered to either Agent, all agreements, instruments and other documents relating to any Account Receivable identified by any Borrower as an Eligible Account Receivable in such Borrowing Base report submitted to either Agent shall be true and correct and in all material respects what they purport to be; (g) as of the date of the Borrowing Base report most recently delivered to either Agent, all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable identified by any Borrower as an Eligible Account Receivable in such Borrowing Base report submitted to either Agent shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account Receivable identified by any Borrower as an Eligible Account Receivable in a Borrowing Base report submitted to either Agent arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory not less frequently than (i) once per Fiscal Year if no Default or Event of Default shall have occurred and be continuing, and (ii) from time to time as requested by any Agent if a Default or Event of Default shall have occurred and be continuing, and in each case, upon request of an Agent such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.
     Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.
ARTICLE IX
EVENTS OF DEFAULT
     Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:
          (a) any Borrower shall fail to pay any principal of or interest, within 2 Business Days of the date when due, on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document within 2 Business Days of the date when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);
          (b) any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;
          (c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.03, Article VII or Article VIII;
          (d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 20 days after the earlier of the date an

Authorized Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;
          (e) the Parent or any of its Subsidiaries shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;
          (f) the Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
          (g) any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
          (h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

          (i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;
          (j) [Intentionally Omitted];
          (k) one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $1,000,000 in the aggregate (the “Maximum Judgment Amount”) shall be rendered against Parent or any of its Subsidiaries and remain unsatisfied, or the Parent or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits, or proceedings affecting any Credit Party before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $1,000,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement in excess of the Maximum Judgment Amount is covered by a valid and binding policy of insurance between the applicable Credit Party and the insurer covering full payment thereof (other than any deductible) or an amount sufficient to lower the exposure below the Maximum Judgment Amount, and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;
          (l) the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of the business of the Credit Parties, taken as a whole, for more than 15 days if such enjoinment or restraint could reasonably be expected to result in an Individual Loan Party Material Adverse Effect;
          (m) any damage to, or loss, theft or destruction of, any material portion of the Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Credit Party, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;
          (n) any cessation of a substantial part of the business of a Credit Party if such cessation could reasonably be expected to result in an Individual Loan Party Material Adverse Effect;
          (o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;
          (p) the indictment of the Parent or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Credit Party, pursuant to which statute or proceedings the penalties or remedies sought include forfeiture to any Governmental Authority of any material portion of the property of such Person;
          (q) any Credit Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Credit Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Credit Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,000,000;
          (r) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Credit Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $1,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);
          (s) the Parent or any of its Subsidiaries shall incur any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect; or
          (t) a Change of Control shall have occurred;
     then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrowers, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X
AGENTS
     Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.
     Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.
     Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for matters arising directly from their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 12.07. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.
     Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
     Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever (including attorneys fees and disbursements) which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.
     Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Loan Parties as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
     Section 10.07 Successor Agent.
          (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to Administrative Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Lenders (with the consent of the Parent, which consent shall not be unreasonably withheld, delayed, or conditioned and which consent shall not be required if an Event of Default has occurred and is continuing) shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.
          (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent (and with the consent of the Parent, which consent shall not be unreasonably withheld, delayed, or conditioned and which consent shall not be required if an Event of Default has occurred and is continuing) shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as a successor Agent is appointed as provided above.
     Section 10.08 Collateral Matters.
          (a) The Collateral Agent may (but shall not be obligated) from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.
          (b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment in full in cash of all Obligations (other than unasserted contingent indemnification Obligations); or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).
          (c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Either without such confirmation (if the Collateral Agent has not requested such confirmation) or upon receipt by the Collateral Agent of such confirmation (if Collateral Agent has requested such confirmation), and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent to the extent permitted by Section 10.08; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.
          (d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.
     Section 10.09 Agency for Perfection. Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

     Section 10.10 Replacement of Lender
          (a) If (i) any action to be taken by the Agents or Lenders hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, or (ii) any Lender (an “Increased Cost Lender”) shall give notice to Administrative Borrower that such Lender is an affected Lender or that such Lender is entitled to receive payments under either Section 2.08 or Section 4.05, Administrative Borrower may permanently replace such Holdout Lender or Increased Cost Lender with one or more substitute Lenders (each, a “Replacement Lender”), and such Holdout Lender or Increased Cost Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Increased Cost Lender shall specify an effective date for such replacement, which date shall not be later than 10 Business Days after the date such notice is given.
          (b) Prior to the effective date of such replacement, the Holdout Lender or Increased Cost Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations. If the Holdout Lender or Increased Cost Lender or shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Increased Cost Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Increased Cost Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders or Increased Cost Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Increased Cost Lender hereunder and under the other Loan Documents, the Holdout Lender or Increased Cost Lender shall remain obligated to make the Holdout Lender’s or Increased Cost Lender’s Pro Rate Share of Revolving Loans.
ARTICLE XI
GUARANTY
     Section 11.01 Guaranty.
          (a) Each US Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations now or hereafter existing under any Loan Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by any Borrower, being the “US Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents or the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, the liability of each US Guarantor shall extend to all amounts that constitute part of the US Guaranteed Obligations and would be owed by any Borrower to the Agents or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party or for any other reason even if all or any portion of such amounts are unenforceable against each or any of the Borrowers.
          (b) Each Foreign Guarantor hereby jointly and severally unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all UK Obligations now or hereafter existing under any Loan Document, whether for principal, interest (including all interest that accrues after the commencement of any Insolvency Proceeding irrespective of whether a claim therefor is allowed in such case or proceeding), fees, expenses or otherwise (such obligations, to the extent not paid by UK Borrower, being the “UK Guaranteed Obligations”; and together with the US Guaranteed Obligations, the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents or the Lenders (or any of them) in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, the liability of each Foreign Guarantor shall extend to all amounts that constitute part of the UK Guaranteed Obligations and would be owed by UK Borrower to the Agents or the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party or for any other reason even if all or any portion of such amounts are unenforceable against UK Borrower.
     Section 11.02 Guaranty Absolute. Each US Guarantor jointly and severally guarantees that the US Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, and each Foreign Guarantor jointly and severally guarantees that the UK Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, in each case regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders with respect thereto. Each Guarantor agrees that this Article constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article are independent of the applicable Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

          (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
          (d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;
          (e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or
          (f) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Article shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
     Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the applicable Guaranteed Obligations and this Article and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this Article from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article, and acknowledges that this Article is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
     Section 11.04 Continuing Guaranty; Assignments. This Article is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article and (ii) the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement

(including all or any portion of its Commitments or its Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.
     Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article shall be paid in full in cash and (iii) all Commitments have been terminated, the Agents and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII
MISCELLANEOUS
     Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:
LOUD TECHNOLOGIES INC.
16220 Wood-Red Road NE
Woodinville, Washington 98072
Attention: Tim O’Neil, Chief Financial Officer
Telephone: 425-402-6111
Telecopier: 425-483-1801
with a copy to:
SUN CAPITAL PARTNERS, INC.
5200 Town Center Circle, Suite 4700
Boca Raton, Florida 33486
Attention: Jason Neimark and C. Deryl Couch
Telephone: 561-962-3409
Telephone: 561-962-3422
with a copy to:
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Douglas C. Gessner and Sean O’Brien, Esq.
Telephone: 312-861-2458
Telecopier: 312-861-2200
if to either Agent, to it at the following address:
ABLECO FINANCE LLC
299 Park Avenue, 23rd Floor
New York, New York 10171
Attention: Daniel Wolf
Telephone: 212-891-2121
Telecopier: 212-891-1541

in each case, with a copy to:
PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street
Los Angeles, CA 90071
Attention: John Francis Hilson, Esq.
Telephone: 213-683-6300
Telecopier: 213-996-3300
     or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to Articles II and III shall not be effective until received by such Agent , as the case may be.
     Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor, (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, or (vii) amend the definition of “Book Value”, “Borrowing Base”, “Eligible Accounts Receivable”, “Eligible Inventory”, or “Net Amount of Eligible Accounts Receivable”, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.
     Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
     Section 12.04 Expenses; Taxes; Attorneys Fees. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (c) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (c) through (n) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any syndication of the Loans or the Commitments, (c) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (d) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (e) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (f) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (g) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (h) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (j) any attempt to collect from any Loan Party, (k) all liabilities and costs of any Agent or Lender arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or any harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (l) any Environmental Liabilities and Costs of any Agent or Lender incurred in connection with the investigation, removal, cleanup or remediation of any Hazardous Materials present at or arising out of the operations of any facility owned or operated by any Loan Party, or (m) any Environmental Liabilities and Costs of any Agent or Lender incurred in connection with any Environmental Lien upon any property owned or operated by any Loan Party, or (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.
     Section 12.05 Right of Set-off.
          (a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 12.07 Assignments and Participations.
          (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.
          (b) Each Lender may with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), and (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required (y) in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or to a Related Fund of such Lender or (z) if Collateral Agent, in its sole discretion, waives payment of such fee). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
          (d) The Collateral Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon receipt by the Collateral Agent of an Assignment and Acceptance, and subject to any consent required from the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), the Collateral Agent shall accept the Assignment and Acceptance and record the information contained therein in the Register.
          (f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.
          (g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of the Borrowers on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by the Borrowers, any Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (h) Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).
          (i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, all or a portion of its Commitments or the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.
     Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

     Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH OF THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO SUCH LOAN PARTY, C/O THE ADMINISTRATIVE BORROWER, AT THE ADMINISTRATIVE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT

OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.
     Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
     Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
     Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrowers, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender. The provisions of this Section shall survive the repayment of the Obligations and release of the Liens granted under the Loan Documents.
     Section 12.15 Indemnification. In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each member of the Lender Group and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys fees, costs and expenses) (“Losses”) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) any Losses arising out of the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Losses arising out of any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or any other Loan Document, including the management of any such Loans, (iii) any Losses any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any Losses arising out of any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this Section 12.15 for any Indemnified Matter caused by the gross negligence, bad faith, or willful misconduct of such Indemnitee or any of its Related Parties, as determined by a final judgment of a court of competent jurisdiction. For purposes of this Section 12.15, “Related Parties” shall mean, with respect to any Indemnified Party, such Indemnified Party and each of its officers, directors and employees. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.
     Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 or the Fee Letter, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
     Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07.
     Section 12.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the US Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the US Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.
     For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
     The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
     Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation relating hereto or to the other Loan Documents and the transactions contemplated hereby and thereby to which any Agent or any Lender is a party or (v) to any permitted assignee or participant (or prospective permitted assignee or participant) so long as such permitted assignee or participant (or prospective permitted assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.
     Section 12.20 Parent as Agent for Each Borrower. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the foregoing is done solely as an accommodation to the Borrowers at their request, and that neither the Administrative Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of any Agent or any Lender relying on any instructions of the Administrative Borrower.
     Section 12.21 Debtor-Creditor Relationship. The relationship between the Lenders and Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Neither any Lender or any Agent has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency or joint venture relationship between the Agents and the Lenders, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
     Section 12.22 Applicable Currency. Each payment in respect of any Obligation shall be made in Dollars with respect to such Obligation. The specification under this Agreement of Dollars is of the essence. Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery in any currency other than Dollars (including any tender pursuant to any judgment expressed in or converted into any currency other than Dollars), except to the extent that such tender or recovery results in the effective receipt by the Agents and Lenders of the full amount of Dollars expressed to be payable to the Agents and the Lenders under this Agreement or the other Loan Documents. If for any reason it is necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Tendered Currency”) an amount due in Dollars, the rate of exchange used shall be the Exchange Rate on the Business Day preceding that on which such other currency is tendered to the Agents. The obligation of each Loan Party in respect of any such sum due from it to any Agent or any Lender hereunder shall, notwithstanding any tender or any judgment in such Tendered Currency, be discharged only to the extent that Collateral Agent, in accordance with its customary or other reasonable procedures, purchases Dollars with the Tendered Currency so received. If the Dollars so purchased is less than the sum originally due to such Agent or such Lender, as applicable, in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any judgment, to indemnify the Agents and the Lenders against such loss, and if the Dollars so purchased exceed the sum originally due to any Lender in Dollars, such Agent or such Lender, as applicable, agrees to remit to such Loan Party such excess.
     Section 12.23 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     Section 12.24 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LOAN PARTIES: LOUD TECHNOLOGIES INC., a Washington corporation, as US Borrower and as a US Guarantor
By:	/s/ Timothy P. O’Neil
	Name:	Timothy P. O’Neil
	Title:	Vice President, Secretary, and Treasurer

GRACE ACQUISITIONCO LIMITED, a company organized under the laws of England and Wales, as UK Borrower
By:	/s/ Scott William Edwards
	Name:	Scott William Edwards
	Title:	Secretary

LOUD TECHNOLOGIES EUROPE PLC, a company organized under the laws of England and Wales, as a Foreign Guarantor
By:	/s/ Anthony Peter Williams
	Name:	Anthony Peter Williams
	Title:	Secretary

MACKIE DESIGN INC., a Washington corporation, as a US Guarantor
By:	/s/ Timothy P. O’Neil
	Name:	Timothy P. O’Neil
	Title:	Vice President, Secretary, and Treasurer

SIA SOFTWARE COMPANY INC., a New York corporation, as a US Guarantor
By:	/s/ Timothy P. O’Neil
	Name:	Timothy P. O’Neil
	Title:	Vice President, Secretary, Treasurer and Clerk

SLM HOLDING CORP., a Delaware corporation, as a US Guarantor
By:	/s/ Timothy P. O’Neil
	Name:	Timothy P. O’Neil
	Title:	Secretary and Treasurer

ST. LOUIS MUSIC, INC., a Missouri corporation, as a US Guarantor
By:	/s/ Timothy P. O’Neil
	Name:	Timothy P. O’Neil
	Title:	Secretary and Treasurer

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

ABLECO FINANCE LLC
By:	/s/ Dan Wolf
	Name:	Dan Wolf
	Title:	SVP

LENDERS:

ABLECO FINANCE LLC
By:	/s/ Dan Wolf
	Name:	Dan Wolf
	Title:	SVP

SABERASU JAPAN INVESTMENTS II B.V.
By:
Name:
Title:

EXECUTED as a DEED by:	)
For and on behalf of	)
SABERASU JAPAN INVESTMENT II B.V.	)
)
)
)
)
)
)
	)	/s/ Jill Schmiehtlewreht

	)	Jill Schmiehtlewreht
)

EXECUTED as a DEED by:	)
For and on behalf of	)
SABERASU JAPAN INVESTMENT II B.V.	)
)
)
)
)
)
	)	/s/ J. C. A. van Beek

	)	J. C. A. van Beek
	)	Managing Director
)
[SIGNATURE PAGE TO FINANCING AGREEMENT]